                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-58128
PROSPECTUS
                          [LOGO OF SBA COMMUNICATIONS]

                         SBA Communications Corporation

         Exchange Offer for $500,000,000 10 1/4% Senior Notes due 2009

Exchange Offer

   We will exchange new notes that are registered under the Securities Act for old notes that were sold on February 2, 2001. All old notes that are validly tendered and not validly withdrawn will be exchanged. We will receive no proceeds from the exchange offer.

Exchange Offer Expiration

   The exchange offer will expire on the earlier of 5:00 p.m., New York City time on Monday, May 14, 2001 or the date when all old notes have been tendered, or a later date and time to which it may be extended.

Old Notes

   On February 2, 2001, we issued and sold $500,000,000 of 10 1/4% Senior Notes due 2009. If you tender your old notes in the exchange offer, interest will cease to accrue before your new notes are issued. If you do not tender in the exchange offer, your old notes will continue to be subject to the same terms and restrictions except that we will not be required to register your old notes under the Securities Act.

New Notes

   Identical to the old notes except that the new notes will be registered under the Securities Act.

  .  Maturity: February 1, 2009.

  . Change of Control: You can require us to purchase all or part of your notes at 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase.

  . Interest: Paid semi-annually on February 1 and August 1 of each year, commencing on August 1, 2001.

  . Redemption by us: We may redeem all or part of the notes on or after February 1, 2005. Prior to February 1, 2004, we may redeem up to 35% of the notes from the proceeds of certain sales of our equity securities. Redemption prices are specified in this prospectus under "Description of the Notes--Optional Redemption."

  . Ranking: The notes will be senior unsecured obligations of SBA Communications Corporation and will not be guaranteed by any of our subsidiaries. The notes will rank pari passu with our currently existing 12% senior discount notes and will be structurally subordinate to our subsidiaries' indebtedness, including any senior credit facility.

   Investment in the notes to be issued in the exchange offer involves risks. See the risk factors section beginning on page 13.

   This prospectus and the accompanying letter of transmittal are first being mailed to holders of outstanding notes on or about April 16, 2001.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 16, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Information Incorporated by Reference......................................  ii
Summary....................................................................   1
Risk Factors...............................................................  13
Special Note Regarding Forward-Looking Statements..........................  23
Use of Proceeds............................................................  24
Capitalization.............................................................  25
Selected Historical Financial Information..................................  26
Description of Other Indebtedness..........................................  28
The Exchange Offer.........................................................  29
Description of the Notes...................................................  39
Certain U.S. Federal Income Tax Considerations.............................  74
Plan of Distribution.......................................................  78
Legal Matters..............................................................  78
Experts....................................................................  78
Where You Can Find More Information........................................  78

                                       i
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                     INFORMATION INCORPORATED BY REFERENCE

   The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

   We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

   Commission Filing (File No. 000-
   30110)                                Period Covered or Date of Filing
   --------------------------------      --------------------------------
   Annual Report on Form 10-K........... Year ended December 31, 2000
   Current Reports on Form 8-K.......... January 22, 2001 and February 1, 2001
   All subsequent documents filed by us
    under Sections 13(a), 13(c), 14 or
    15(d) of the Exchange Act of 1934... After the date of this prospectus and before the termination of the exchange
                                         offer

   You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

                         SBA Communications Corporation
                       One Town Center Road, Third Floor
                              Boca Raton, FL 33486
                             Phone: (561) 995-7670
                              Fax: (561) 998-3448

   Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

   You must request the filings no later than five business days before the date you must make your investment decision in order for you to obtain timely delivery of this information.

   The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

                                    SUMMARY

   This summary highlights selected information about us. In addition to reading this summary, you should carefully review the entire prospectus, especially the "Risk Factors" section of this document beginning on page 13. Unless the context otherwise requires, in this prospectus, the terms "SBA," "we," "us" and "our" refer to SBA Communications Corporation and its subsidiaries.

                         SBA Communications Corporation

   We are a leading independent owner and operator of wireless communications towers in the United States. We generate revenues from our two primary businesses, site leasing and site development. In our site leasing business, we lease antenna space on towers and other structures that we own or manage for others. The towers that we own have either been built by us at the request of a wireless carrier or built or acquired based on our own initiative. At December 31, 2000, we owned or controlled 2,390 towers and had agreements to acquire 677 towers. We also had carrier directives to build over 600 additional towers and had, in various phases of development, over 1,000 locations which we had internally identified as a desirable location on which to build a tower. In our site development business, we offer wireless service providers assistance in developing their own networks, including designing a network with full signal coverage, identifying and acquiring locations to place their antennas, obtaining zoning approvals, building towers when necessary and installing their antennas. Since our founding in 1989, we have participated in the development of more than 15,000 antenna sites in 49 of the 51 major wireless markets in the United States.

Site Leasing Services

   In 1997, we began aggressively expanding our site leasing business by capitalizing on our nationally recognized site development experience and strong relationships with wireless service providers to take advantage of the trends toward co-location, which is the placement of multiple antennas on one tower, and independent tower ownership. Our 2,390 towers at December 31, 2000 had 5,548 total tenants or 2.3 tenants per tower. We believe our towers have significant capacity to accommodate additional tenants. The following chart shows the number of towers we constructed for our own account and the number of towers we acquired during the periods indicated:

                                                       Year Ended December
                                                               31,
                                                       -------------------
                                                       1997 1998 1999 2000 Total
                                                       ---- ---- ---- ---- -----
   Towers constructed.................................  15  310  438  779  1,542
   Towers acquired....................................  36  133  231  448    848

   We believe our history and experience in providing site development services gives us a competitive advantage in choosing the most attractive locations on which to build new towers or buy existing towers, as measured by our success in increasing tower revenues and cash flows. Our same tower revenue growth at December 31, 2000 on the 1,163 towers we owned as of December 31, 1999 was 34%, based on tenant leases signed and revenues annualized as of December 31, 1999 and 2000. We signed 261 new tenant leases in the quarter ended December 31, 2000 on the 1,950 towers we owned at the beginning of the quarter, at an average initial monthly rent of $1,567. Our annualized rate of tenants added per tower, on a broadband equivalent basis, was .55, .64, .59 and .56 for each of the last four quarters. A broadband equivalent basis is calculated by dividing total lease revenue by $1,500, an industry benchmark for monthly tower rent per tenant. We believe that our annualized rate of new tenants added per tower per quarter is among the highest in the industry.

   Our site leasing revenue comes from a variety of wireless carriers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, Verizon and VoiceStream. Site leasing revenue was $26.4 million for the year ended

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December 31, 1999 and $52.0 million for the year ended December 31, 2000. We believe that our site leasing revenues will grow as wireless service providers continue to lease antenna space on our towers and as the number of towers we own or control grows.

   Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts. We lease antenna space on:

  . the towers we construct through carrier directives under build-to-suit programs;

  .  existing towers we acquire;

  . the towers we build on locations we have selected which we call "strategic" new tower builds; and

  .  towers we lease, sublease and/or manage for third parties.

   Under a build-to-suit program, we build a tower for a wireless service provider on a location of their direction. We retain ownership of the tower and the exclusive right to co-locate additional tenants on the tower. Many wireless service providers are choosing the build-to-suit option as an alternative to tower ownership, and we believe that this outsourcing trend is likely to continue for the foreseeable future. Our build-to-suit sites come from a variety of wireless carriers, including Alamosa PCS, AT&T Wireless, Cingular, Georgia PCS, Horizon PCS, Sprint PCS, TeleCorp PCS and VoiceStream.

   To help maximize the revenue and profit we earn from our capital investment in the towers we own, we have begun to provide services at our tower locations beyond the leasing of antenna space. These services which we provide or may provide in the future include generator provisioning, power provisioning, antenna installation, equipment installation and backhaul, which is the transport of the wireless signals transmitted or received by an antenna to a carrier's network. Some of these services are recurring in nature, and are contracted for by a wireless carrier or other user in a manner similar to the way they lease antenna space.

Site Development Services

   Our site development business consists of two segments, site development consulting and site development construction, through which we provide wireless service providers a full range of end-to-end services. In the consulting segment of our site development business, we offer clients the following services: (1) network pre-design; (2) identification of potential locations for towers and antennas; (3) support in buying or leasing of the location; and (4) assistance in obtaining zoning approvals and permits. In the construction segment of our site development business we provide a number of services, including the following: (1) tower and related site construction; (2) switch construction; (3) antenna installation; and (4) radio equipment installation, optimization and service. We will continue to use our site development expertise to complement our site leasing business and secure additional new tower build opportunities. We have capitalized on our leadership position in the site development business and our strong relationships with wireless service providers to develop our build-to-suit and strategic new tower build programs. For our strategic new tower build activities, we are often able to use our site development activities to identify an area without wireless signal coverage on which to build a tower for the benefit of a current or potential customer.

   We have a diverse range of customers, including cellular, PCS, wireless data and Internet services, paging, SMR and ESMR providers as well as other users of wireless transmission and reception equipment. Our site development customers currently comprise many of the major wireless communications companies, including AT&T Wireless, Cingular, Nextel, Sprint PCS, Verizon and VoiceStream. Site development revenue was $60.6 million for the year ended December 31, 1999 and $115.9 million for the year ended December 31, 2000. We believe that our site development business will grow with the expected overall growth of wireless and other telecommunications networks. We anticipate that site development construction revenues will continue to exceed site development consulting revenues.

                               Industry Overview

   We believe that the rapid growth in demand for wireless services will continue to increase the need for communication sites (which include towers, rooftops and other structures on which antennas are placed). The growth in demand for wireless services and communication sites is the result of several factors, including:

  . the emergence of new wireless technologies, such as wireless data, Internet services and improved, or "next generation" wireless voice transmission;

  . business and consumer preferences for higher quality voice and data transmission and the popularity of the "one-rate" plans;

  .  the need to expand services and fill-in and upgrade existing networks;

  . the continuing build-out of higher frequency technologies, such as PCS, which have a reduced cell range and thus require a more dense network of towers;

  . the continuing issuance of new wireless network licenses requiring the construction of new wireless networks; and

  . increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications.

   In addition, our site leasing business benefits from the industry's diversified recurring revenue and effective operating leverage as a result of several factors, including:

  .  the long-term nature of lease contract revenues;

  . low customer turnover rates due to the high direct and indirect costs of relocation;

  . low variable operating costs, which cause increases in revenues to generate disproportionately larger increases in tower cash flow;

  .  low on-going maintenance capital expenditure requirements;

  . a customer base diversified across geographic markets, industry segments (PCS, wireless data and Internet, cellular, paging, ESMR and SMR) and individual customers within these segments; and

  . the limited number of available tower sites serving a given area and consequent barriers to entry, principally as a result of local opposition to the proliferation of towers within an area.

   We believe that wireless service providers face greater competition today and are now focusing their capital and operations primarily on activities that build subscriber growth, such as marketing and distribution. Therefore, they will increasingly seek to outsource communication site ownership, construction, management and maintenance.

                               Business Strategy

   Our primary strategy is to expand the scope of our position as a leading owner and operator of communication towers and provider of site development services. Key elements of our strategy include:

  .  Maximizing use of tower capacity

  .  Developing new towers that we will own and operate

  .  Acquiring existing towers

  .  Capturing other revenues that flow from our tower ownership

  .  Executing on a local basis

  .  Building on strong relationships with major wireless service providers

  .  Maintaining our expertise in site development services

  .  Capitalizing on our management experience

                                 Recent Events

   In September 2000, we entered into an agreement to acquire 275 existing towers from TeleCorp PCS, Inc. in Illinois, Louisiana, Tennessee, Texas, Mississippi, Missouri, Arkansas and Puerto Rico. The acquisition price of the towers will be $327,500 per tower. Contingent on the closing of the TeleCorp tower acquisition, we have agreed to become the exclusive build-to-suit provider for TeleCorp. Under the build-to-suit agreement, we will construct a minimum of 200 tower facilities and up to a maximum of 400 tower facilities. Under the terms of the acquisition, TeleCorp will enter into long-term leases, at a monthly rate of $1,200 per acquired tower and $1,300 per built tower, to place its wireless network equipment on each tower acquired or built. On March 16, 2001 we acquired 203 of the 275 towers from Telecorp for $66.5 million. We anticipate completing the acquisition of the remaining 72 towers in the second quarter of 2001. However, our acquisition of the remaining towers is subject to our satisfactory completion of our review of the business, financial and legal aspects of towers that may be acquired. As of December 31, 2000, the 275 towers which would be purchased if the TeleCorp transaction was consummated, had an annualized run rate, including pending leases, of approximately $6.1 million in revenues and approximately $3.9 million in cash flow.

   In December 2000, we entered into an agreement with Louisiana Unwired Inc., a subsidiary of US Unwired Inc., to acquire 300 towers in Louisiana, Texas and Arkansas. Pursuant to the terms of the agreement, we purchased 127 of the 300 towers on December 29, 2000. We have the obligation to purchase the remaining 173 towers, subject to the receipt of certain consents, by May 1, 2001. Additionally, the agreement granted us the option until December 31, 2001 to purchase the lesser of (1) the number of towers constructed by Louisiana Unwired during 2001 and (2) 100 towers. Our ability to exercise this option is contingent upon our (A) securing financing adequate to purchase the towers and
(B) placing in escrow a deposit of $1.67 million prior to April 19, 2001. The acquisition price for each of the towers covered by the agreement is $313,000 per tower. Under the terms of the acquisition agreement, US Unwired has agreed to enter into long-term leases, at a monthly rate of $1,500 per tower, to place its wireless network equipment at each tower that we purchase. As of December 31, 2000, the 300 towers, including the 173 towers which would be purchased if the second stage of the US Unwired transaction was consummated, had an annualized run rate, including pending leases, of approximately $5.8 million in revenues and approximately $3.4 million in cash flow.

   While all of the towers acquired from TeleCorp and US Unwired will generate revenues immediately upon consummation of their respective acquisition, the towers will not at such time be profitable. We cannot assure you that these towers will ever be profitable because these towers will be profitable only if we are able to sign additional leases with third parties for the location of antennas on these towers.

   The acquisition of the remaining 72 TeleCorp towers and the remaining 273 US Unwired towers are subject to numerous closing conditions. We cannot assure you if or when either of these transactions will close.

   Our principal executive offices are located at One Town Center Road, Third Floor, Boca Raton, Florida 33486, and our telephone number is (561) 995-7670. We were founded in 1989, incorporated in Florida in 1997 and completed our initial public offering of our Class A common stock in 1999. Our Class A common stock is traded on the Nasdaq National Market under the symbol "SBAC."

                               The Exchange Offer

Securities Offered....  $500.0 million in aggregate principal amount of 10 1/4%
                        senior notes due 2009. The terms of the new notes and the old notes are identical except for the transfer and registration rights. The new notes and the old notes are collectively referred to as the "notes."

Issuer................  SBA Communications Corporation.
Issue Date............  February 2, 2001.

Maturity Date.........  February 1, 2009.

Issuance of Old
 Notes................  $500.0 million aggregate principal amount of 10 1/4%
                        senior notes due 2009 were issued on February 2, 2001 to Lehman Brothers Inc., Salomon Smith Barney Inc., Deutsche Banc Alex. Brown, Inc., Credit Suisse First Boston Corporation through its affiliate Donaldson, Lufkin & Jenrette Securities Corporation, TD Securities
                        (USA) Inc., Barclays Capital Inc. and Wachovia Securities, Inc., which placed the old notes with qualified institutional buyers in reliance on Rule 144A and to buyers outside the United States in reliance on Regulation S under the Securities Act.

The Exchange Offer....  We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of old notes. Old notes may only be exchanged in $1,000 principal amount increments. There is $500.0 million in aggregate principal amount of old notes outstanding.

Conditions to the
 Exchange Offer.......  The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to customary conditions, which may be waived by us. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures For
 Tendering............  If you wish to tender your old notes in the exchange offer, you must complete and sign the letter of transmittal for the notes according to the instructions contained in this prospectus. You must then mail, fax or hand deliver the letter of transmittal, together with any other required documents, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. You should allow sufficient time to ensure timely delivery. Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. If you own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you are urged to contact that person promptly if you wish to tender old notes in the exchange offer. Letters of transmittal and certificates representing the old notes should not be sent to SBA. These documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should also be directed to the exchange agent. If you hold old notes through The Depository Trust Company and wish to accept the exchange offer, you must do so pursuant to the book-entry transfer facility's procedures for book entry transfer (or other applicable procedures), contained in this prospectus and the letter of transmittal. See "The Exchange Offer--Procedures for Tendering Old Notes."

Expiration Date;
 Withdrawal...........  The exchange offer will expire on the earlier of 5:00
                        p.m., New York City time on Monday, May 14, 2001 or the date when all old notes have been tendered, or a later date and time to which it may be extended. However, it may not be extended beyond August 1, 2001. We will accept for exchange any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The tender of old notes may be withdrawn at any time prior to the earlier of the expiration date or the date when all old notes have been tendered. Any old note not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. The new notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" and "-- Withdrawals of Tenders."

Guaranteed Delivery
 Procedures...........  If you wish to tender your old notes and (1) your old notes are not immediately available or (2) you cannot deliver your old notes together with the letter of transmittal to the exchange agent prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures contained in the letter of transmittal. See "The Exchange Offer--Procedures for Tendering Old Notes-- Guaranteed Delivery Procedures."

Tax Considerations....  For U.S. federal income tax purposes, the exchange of old notes for new notes should not be considered a sale or exchange or otherwise a taxable event to the holders of notes.

Use of Proceeds.......  We will receive no proceeds from the exchange offer.

Appraisal Rights......  Holders of old notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Exchange Agent........  State Street Bank and Trust Company is serving as exchange agent in connection with the exchange offer for the notes.

Resales of New
 Notes................  Based on an interpretation by the Commission set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer in exchange for old notes without restrictions under the federal securities laws. However, there are exceptions to this general statement.

                        You may not freely transfer the new notes if:

                        .  you are an affiliate of SBA;

                        . you did not acquire the new notes in the ordinary course of your business;

                        . you intend to participate in the exchange offer for the purpose of distributing new notes; or

                        . you are a broker-dealer who acquired the old notes directly from us.

                        Any holder subject to any of the exceptions above will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters; will not be permitted or entitled to tender old notes in the exchange offer; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes unless the sale is made pursuant to an exemption from those requirements.

                        In addition, each participating broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market making activities or other trading activities, and not directly from us, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

Consequences of Not
 Exchanging The Old
 Notes................  If you do not tender your old notes or your old notes are not properly tendered, the existing transfer restrictions will continue to apply. The old notes are currently eligible for sale pursuant to Rule 144A through the Portal Market. Because we anticipate that most holders will elect to exchange old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act, we anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer will be substantially limited. See "Risk Factors--There could be negative consequences to you if you do not exchange your old notes for new notes" and "The Exchange Offer--Consequences of Failure to Exchange Old Notes."

No Prior Market.......  The notes will be new securities for which there is currently no market. Although the initial purchasers have informed us of their intentions to make a market in the notes, they are not obligated to do so and they may discontinue any market-making at any time without notice. Accordingly we cannot assure you as to the development or liquidity of any market for the notes.

                      Summary Description of the New Notes

   The terms of the new notes and the old notes are identical in all respects, except that the terms of the new notes do not include the transfer restrictions and registration rights relating to the old notes.

Notes Offered.........  $500.0 million aggregate principal amount of 10 1/4%
                        senior notes due 2009.

Maturity Date.........  February 1, 2009.

Interest Payment
 Dates................  February 1 and August 1 of each year, commencing August
                        1, 2001.

Interest..............  The new notes will bear interest from the later of
                        February 2, 2001 or the most recent date to which interest has been paid on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the later of February 2, 2001 or the most recent date on which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of interest on the old notes otherwise payable on any interest payment date that occurs on or after completion of the exchange offer.

Interest Ranking......  The notes will be the issuer's general unsecured senior indebtedness and will be pari passu in right of payment to the issuer's other existing and future senior indebtedness.

                        As of December 31, 2000, on a pro forma basis after giving effect to the completion of the offering of the old notes, we (exclusive of our subsidiaries) would have had $709.0 million of indebtedness outstanding.

                        Because we are a holding company and conduct our business through our subsidiaries, all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including any senior credit facility and trade payables, will be structurally senior to the notes.

Optional Redemption...  We may redeem all or a part of the notes on or after
                        February 1, 2005, at the redemption prices listed in "Description of the Notes--Optional Redemption" plus accrued and unpaid interest to the redemption date.

                        Prior to February 1, 2004, we may use the proceeds of certain equity offerings and/or equity investments to redeem up to 35% of the original principal amount of the notes at a redemption price of 110.250% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the notes remain outstanding after such redemption and that such redemption shall occur within 60 days of the date of the closing of such equity offering and/or equity investment.

Mandatory Offer to
 Purchase.............  If we experience a change of control, holders of the notes may require us to repurchase all or a part of their notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants.............  The notes are issued under an indenture between us and the trustee. The indenture contains covenants that limit our ability to, among other things:

                        . incur additional indebtedness and issue preferred stock;

                        .  pay dividends or make other distributions;

                        .  make other restricted payments and investments;

                        .  create liens;

                        . permit restrictions on the ability of our subsidiaries to pay dividends or other payments to us;

                        .  sell assets;

                        .  merge or consolidate with other entities;

                        .  enter into sale and leaseback transactions; and

                        .  enter into transactions with affiliates.

Events of Default.....  Each of the following constitutes an event of default:

                        . default for 30 days in the payment when due of interest on the notes;

                        . default in payment when due of the principal of or premium, if any, on the notes;

                        . failure by us or any of our subsidiaries to comply with the provisions described under the caption "-- Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by us to consummate a Change of Control Offer or Asset Sale Offer (as defined in the indenture) under the provisions of the indenture;

                        . failure by us or any of our subsidiaries for 30 days after notice to comply with any of our other agreements in the indenture or the notes;

                        . default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

                        . failure by us or any of our significant subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

                        . certain events of bankruptcy or insolvency with respect to us or any of our restricted subsidiaries that is a significant subsidiary.

Rights of Holders.....  If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately. Upon any such declaration, the principal of, and accrued and unpaid interest, if any, on the notes shall become due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power.

                        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on, or the principal of, the notes.

Trustee...............  State Street Bank and Trust Company

   For additional information concerning the notes, see "Description of the Notes."

                       SUMMARY HISTORICAL FINANCIAL DATA

   The following table sets forth summary historical financial data as of and for the years ended December 31, 1998, 1999 and 2000. The financial data for each of the full fiscal years have been derived from, and are qualified by reference to, our audited financial statements, which Arthur Andersen LLP, our independent certified public accountants, have audited. You should read the information set forth below in conjunction with the Consolidated Financial Statements and their related notes incorporated by reference into this prospectus.

                                                 Year Ended December 31,
                                              -------------------------------
                                                1998       1999       2000
                                              ---------  ---------  ---------
                                                 (dollars in thousands)
Operating Data:
Revenues:
  Site development........................... $  46,705  $  60,570  $ 115,892
  Site leasing...............................    12,396     26,423     52,014
                                              ---------  ---------  ---------
    Total revenues...........................    59,101     86,993    167,906
                                              ---------  ---------  ---------
Cost of revenues (exclusive of depreciation
 shown below):
  Cost of site development...................    36,500     45,804     88,892
  Cost of site leasing.......................     7,281     12,134     19,502
                                              ---------  ---------  ---------
    Total cost of revenues...................    43,781     57,938    108,394
                                              ---------  ---------  ---------
Gross profit.................................    15,320     29,055     59,512
Selling, general and administrative(a).......    18,302     19,784     27,799
Depreciation and amortization................     5,802     16,557     34,831
                                              ---------  ---------  ---------
Operating loss...............................    (8,784)    (7,286)    (3,118)
Interest and other expense, net..............   (12,641)   (26,378)   (24,564)
(Provision) benefit for income taxes.........     1,524        223     (1,233)
Extraordinary item...........................       --      (1,150)       --
                                              ---------  ---------  ---------
Net loss.....................................   (19,901)   (34,591)   (28,915)
Dividends on preferred stock.................    (2,575)       733        --
                                              ---------  ---------  ---------
Net loss to common shareholders.............. $ (22,476) $ (33,858) $ (28,915)
                                              =========  =========  =========
Other Data:
EBITDA(b).................................... $  (2,377) $   9,582  $  32,026
Annualized tower cash flow(c)................     8,088     18,692     31,056
Capital expenditures(d)......................   138,124    226,570    494,053
Cash provided (used) by:
  Operating activities.......................     7,471     23,134     47,516
  Investing activities.......................  (138,124)  (208,870)  (445,280)
  Financing activities.......................   151,286    162,124    409,613
Ratio of earnings to fixed charges(e)........       --         --         0.1x

                                                        Year Ended December 31,
                                                       -------------------------
                                                        1998     1999     2000
                                                       ------- -------- --------
Tower Data:
Towers owned at the beginning of period...............     51       494    1,163
Towers constructed....................................    310       438      779
Towers acquired.......................................    133       231      448
                                                       ------  -------- --------
Total towers at the end of period.....................    494     1,163    2,390

(Footnotes on following page)

                                                        As of December 31,
                                                    ---------------------------
                                                      1998      1999     2000
                                                    --------  -------- --------
                                                      (dollars in thousands,
                                                      except per tower data)
Balance Sheet Data:
Cash and cash equivalents.......................... $ 26,743  $  3,131 $ 14,980
Property, plant and equipment (net)................  150,946   338,892  765,815
Total assets.......................................  214,573   429,823  948,818
Total debt.........................................  182,573   320,767  284,273
Redeemable preferred stock.........................   33,558       --       --
Common stockholders' equity (deficit).............. $(26,095) $ 48,582 $538,160

Certain Ratios:
Net debt to annualized EBITDA(f)...................                         6.5x
Net debt per tower.................................                    $112,675

--------
(a) For the year ended December 31, 1998, selling, general and administrative expenses included non-cash compensation expense of $0.6 million incurred in connection with the issuance of stock options and Class A common stock. For the year ended December 31, 1999, selling, general and administrative expenses included non-cash compensation expense of $0.3 million incurred in connection with stock option activity. For the year ended December 31, 2000, selling, general and administrative expenses included non-cash compensation expense of $0.3 million incurred in connection with stock option and restricted stock activity.
(b) EBITDA represents earnings (loss) before interest income, interest expense, other income, income taxes, depreciation, amortization and the non-cash compensation expense referred to in footnote (a) above. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Companies calculate EBITDA differently and, therefore, EBITDA as presented by us may not be comparable to EBITDA reported by other companies.
(c) We define "tower cash flow" as site leasing revenue less cost of site leasing revenue (exclusive of depreciation). Tower cash flow includes deferred revenue attributable to certain leases. We believe tower cash flow is useful because it allows you to compare tower performance before the effect of expenses (selling, general and administrative) that do not relate directly to tower performance. We define "annualized tower cash flow" as tower cash flow for the last calendar quarter attributable to our site leasing business multiplied by four.
(d) Includes the value of Class A common stock issued in connection with acquisitions.
(e) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net loss before income taxes and extraordinary items, interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, and amortization of original issue discount and debt issue costs. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issue costs and preferred dividends. We had a deficiency in earnings to fixed charges of $24.0 million and $33.7 million for 1998 and 1999, respectively.
(f) Annualized EBITDA represents EBITDA for the most recent quarter times four. EBITDA for the quarter ended December 31, 2000 was $10.4 million and annualized EBITDA was $41.4 million.

                                  RISK FACTORS

   Holders of old notes should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this prospectus before tendering their old notes in the exchange offer. The risk factors set forth in this prospectus, other than "Risk Factors--There could be negative consequences to you if you do not exchange your old notes for new notes," are generally applicable to the old notes as well as the new notes.

Risks Relating to Our Business

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our payment obligations.

   As indicated below, we have and will continue to have a significant amount of indebtedness relative to our equity size.

                                     At December 31, 2000 After Note Offering(a)
                                     -------------------- ----------------------
                                                   (in thousands)
Total indebtedness..................       $284,273              $709,273
Stockholders' equity................       $538,160              $533,397

--------
(a) Subsequent to December 31, 2000, we borrowed $30.0 million under our revolving line of credit. In February 2001, we issued $500.0 million of the old notes and used $105.0 million to repay all amounts outstanding under our senior credit facility. In connection with the termination of our senior credit facility, we recorded an extraordinary loss of $4.8 million related to the write-off of deferred financing fees associated with our existing senior credit facility in the first quarter of 2001.

   Our substantial indebtedness could have important consequences to you. For example, it could:

  .  limit our ability to repay the notes and our 12% senior discount notes;

  . limit our ability to fund future working capital, capital expenditures and research and development costs;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage to our competitors that are less leveraged; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default.

   Our ability to service our debt obligations will depend on our future operating performance. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing, delaying or eliminating acquisitions of towers or related service companies, delaying tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We may not be able to effect any of these alternative strategies on satisfactory terms, if at all. The implementation of any of these alternative strategies could have a material adverse effect on our growth strategy.

   Our earnings have been insufficient to cover our fixed charges since the issuance of our 12% senior discount notes, treating the non-cash amortization of the original issue discount on the 12% senior discount notes as a fixed charge. This deficiency will increase as a result of the issuance of $500.0 million of old notes completed in February 2001. We expect our earnings to continue to be insufficient to cover our fixed charges for the foreseeable future. We may incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the related risks that we face could intensify.

Our debt instruments contain restrictive covenants that could adversely affect our business by limiting flexibility.

   The indentures governing the notes and our 12% senior discount notes each contain certain restrictive covenants. In addition, we intend to enter into a new senior credit facility in the future and this new facility will also likely contain restrictive covenants and require us to maintain specified financial ratios and meet financial condition tests. Our ability to comply with these covenants and meet these financial ratios and tests can be affected by events beyond our control, and we may not be able to meet these covenants, ratios and tests. A breach of any of these covenants could result in an event of default under the indentures governing the 10 1/4% senior notes and our 12% senior discount notes. Upon the occurrence of our bankruptcy, the outstanding principal, together with all accrued interest, will automatically become immediately due and payable. If any other event of default, including a continuing breach of our covenants, should occur the trustee or a percentage of such noteholders can elect to declare all amounts of principal outstanding, together with all accrued interest, to be immediately due and payable.

Our quarterly operating results fluctuate and therefore should not be considered indicative of our long-term results.

   The number of towers we build, the number of tenants we add to our towers and the demand for our site development services fluctuate from quarter to quarter and should not be considered as indicative of long-term results. Numerous factors cause these fluctuations, including:

  .  the timing and amount of our customers' capital expenditures;

  . the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers' fiscal years;

  . the number and significance of active customer engagements during a quarter;

  .  delays relating to a project or tenant installation of equipment;

  . seasonal factors, such as weather, vacation days and total business days in a quarter;

  .  employee hiring;

  .  the use of consultants by our customers; and

  .  the rate and volume of wireless service providers' network development.

   Although the demand for our services fluctuates, we incur significant fixed costs, such as maintaining a staff and office space in anticipation of future contracts. The timing of revenues is difficult to forecast because our sales cycle may be relatively long and may depend on factors such as the size and scope of assignments, budgetary cycles and pressures and general economic conditions. In addition, under lease terms typical in the tower industry, revenue generated by new tenant leases usually commences upon installation of the tenant's equipment on the tower rather than upon execution of the lease, which can be 90 days or more after the execution of the lease.

We may be adversely affected by an economic slowdown.

   Our business may be adversely affected by periods of economic slowdown or recession. During periods of economic slowdown or recession, wireless carriers may be unable to raise sufficient capital to expand their networks or may choose to slow or stop capital expenditures. Any material decline in the availability of capital for, or in capital expenditures by, our customers would likely result in a decrease in the demand for tenant space on our towers and for our site development services.

We may not secure as many site leasing tenants as planned.

   If tenant demand for tower space decreases, we may not be able to successfully grow our site leasing business. This may have a material adverse effect on our strategy and revenue growth. Our plan for the growth of our site leasing business largely depends on our management's expectations and assumptions concerning future tenant demand for independently-owned towers. Tenant demand includes both the number of tenants and the lease rates they are willing to pay. We bear a greater risk from lower tenant demand than other tower companies that have towers with positive cash flow, because the majority of our towers are newly constructed and have little or no positive cash flow at the time of construction.

   Wireless service providers that own and operate their own towers and several of the independent tower companies generally are substantially larger and have greater financial resources than we do. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

We are not profitable and expect to continue to incur losses.

   We are not profitable. The following chart shows the net losses we incurred for the periods indicated:

                                                         Year Ended December 31,
                                                         -----------------------
                                                          1998    1999    2000
                                                         ------- ------- -------
                                                              (in millions)
   Net losses........................................... $  19.9 $  34.6 $  28.9

   Our losses are principally due to significant depreciation, amortization and interest expense. We have not achieved profitability and expect to continue to incur losses for the foreseeable future.

Increased competition to purchase existing towers and to build new towers may negatively affect the success of our growth strategy.

   Increased competition to purchase existing towers and to build new towers may negatively affect the success of our growth strategy. We compete for the opportunity to build new towers primarily with site developers, wireless carriers and other independent tower companies. We believe that competition for the opportunity to build new towers will increase and that additional competitors will enter the tower market. Some of these additional competitors have or are expected to have greater financial resources than we do.

   We compete with:

  .  wireless service providers that own and operate their own towers;

  . site development companies that acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site development services;

  .  other large independent tower companies; and

  .  smaller local independent tower operators

for towers to acquire and for sites to construct towers.

   Our growth strategy depends in part on our ability to acquire and operate existing towers not built by us to expand our existing tower network. Increased competition for acquisitions may result in fewer acquisition opportunities for us and higher acquisition prices. We regularly explore acquisition opportunities, and we are currently actively negotiating to acquire additional towers. As of December 31, 2000, we had agreements to acquire 677 towers in 33 separate transactions for an aggregate purchase price of $218.5 million, including $90.0 million for all 275 towers from TeleCorp and $85.5 million for the additional 273 towers from US Unwired, or an average acquisition price of approximately $323,000 per tower. While all of the towers acquired from TeleCorp and US Unwired will generate revenues immediately upon consummation of their respective acquisition, the towers will not at such time be profitable. We cannot assure you that these towers will ever be profitable because these towers will be profitable only if we are able to sign additional leases with third parties for the location of antennas on these towers. All of these acquisitions are subject to a number of conditions and may or may not close.

   We may not be able to identify, finance and complete future acquisitions of towers or tower companies on acceptable terms or may not be able to profitably manage and market available space on any towers that we acquire. We may also face challenges in integrating newly acquired towers or tower companies with our operations and may face difficulties in retaining current lessees on newly acquired towers.

If our carrier-directed new tower build projects are unsuccessful in yielding binding agreements or completed towers, our growth strategy or business may be negatively affected.

   If our carrier-directed new tower build projects are unsuccessful in yielding binding agreements or completed towers, our growth strategy or business may be negatively affected. A carrier directive is an indication of interest from a wireless carrier for us to build a tower which we will own, on which they will place their antenna. Upon completion of the tower, the wireless carrier would lease space on the tower. A carrier directive, however, does not require the wireless carrier to actually lease space on the tower. That obligation does not arise until a lease is signed. We generally will not commence construction of a tower on a carrier-directed location until a lease is signed. As of December 31, 2000, we had carrier directives to build approximately 600 towers under build-to-suit programs for wireless service providers. We believe that the majority of these carrier directives will result in new towers built and owned by us and long-term leases for antenna space on such towers. However, there are numerous factors that may prevent carrier directives from resulting in leases, including:

  . FAA, FCC or zoning restrictions that may prevent the building of a communication tower;

  . the results of the review of the business, financial and legal aspects of the transactions conducted by us or our customers;

  .  the lease price; and

  . the ability of the carriers who have awarded a directive to withdraw the directive.

   As a result, we cannot assure you as to the percentage of current and future carrier directives that will ultimately result in constructed towers and tenant leases.

We will need to seek additional financing to fund our business plan.

   Our business strategy contemplates substantial capital expenditures for the expansion of our tower portfolio. We intend to increase the number of towers we own and lease by agreeing with wireless carriers to assume ownership or control of their existing towers, by pursuing build-to-suit opportunities and by exploring other tower acquisition opportunities. To the extent we are unable to finance our future capital expenditures, we will be unable to achieve our currently contemplated business goals.

   Our cash capital expenditures for the year ended December 31, 2000 were $445.3 million. We currently estimate that we will make at least $400.0 million to $450.0 million of cash capital expenditures during the year ending December 31, 2001, which will be primarily for the construction and acquisition of towers, tower companies and/or related businesses. This estimate includes capital expenditures planned in connection with the TeleCorp and US Unwired transactions. We expect to fund $400.0 million of these planned capital expenditures from the proceeds from the sale of the old notes, that resulted in net proceeds of $484.2 million, cash on hand and cash flow from operations. In addition, we intend to seek a new senior credit agreement on terms no less favorable to us than our prior senior credit facility that we have terminated. Thereafter, however, or in the event we exceed our currently anticipated cash capital expenditures by December 31, 2001, we anticipate that we will need to seek additional equity or debt financing to fund our business plan. Additional financing, including a new senior credit facility, may not be available on commercially acceptable terms or at all, and additional debt financing may not be permitted by the terms of our existing indebtedness, including the notes and 12% senior discount notes. Prior to March 1, 2003, interest expense on our 12% senior discount notes will consist solely of non-cash accretion of original issue discount and will not require cash interest payments. After that time, our 12% senior discount notes will have increased to $269.0 million and will require annual cash interest payments of approximately $32.3 million. If we are required to issue additional common equity to finance our capital expenditures, it could be dilutive to our existing shareholders.

Managing our expansion and integrating acquisitions may strain our resources and reduce our cash flow.

   Expanding our business may impose significant strains on our management, operating systems and financial resources. The pursuit and integration of newly constructed towers in addition to future acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to our existing operations.

   From January 1, 2000 to December 31, 2000, our work force increased from approximately 600 to approximately 1,000 employees. This growth has placed, and will likely continue to place, a substantial strain on our administrative, operational and financial resources. In addition, as part of our business strategy, we may acquire complementary businesses such as telecommunications services companies or expand into new businesses. Acquisitions involve a number of potential risks, including the potential loss of customers, and the inability to productively combine disparate company cultures and facilities or manage operating sites in geographically diverse markets. We may not be able to manage our growth successfully. Our management, personnel or operational and financial control systems may not be adequate to support expanded or complementary operations. Any of these inabilities or inadequacies could cause a significant increase in our expenses and reduce our cash flow.

We are subject to numerous regulations that may prevent, delay, or increase the cost of building or operating towers.

   Extensive local, state and federal regulations may prevent, delay or increase the cost of building or operating towers. Before we can build a new tower, either for a wireless communications carrier or for our own account, we must receive approval under local regulations. Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. If we cannot receive local governmental approvals or if it is expensive or time consuming to obtain these approvals, then our results of operations will be negatively impacted.

   Both the FCC and FAA regulate towers and other sites used for wireless communications transmitters and receivers. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used.

   The construction or modification of communication sites is also subject to the National Environmental Policy Act, which requires additional review of any tower that may have a significant effect upon the quality of the human environment. In addition, the operation of our towers is subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and non-hazardous substances, materials or wastes. Under certain of these environmental laws, we could be held strictly liable for the remediation of hazardous substance contamination at our facilities or at third party waste disposal sites, and could also be held liable for any personal or property damage related to the contamination.

   Our estimates regarding our growth rate and our anticipated financial performance include the costs of complying with these regulations, as they currently exist. If new regulations are introduced or existing regulations are modified it could increase our cost of operations and decrease our cash flow.

If demand for wireless communication services decreases, our revenue will be adversely affected.

   Substantially all of our customers to date have been providers of wireless communications services. If demand for wireless communication services decreases, our revenue growth will be, and our revenue may be, adversely affected. Demand for both our site leasing and site development services is dependent on demand for communication sites from wireless service providers, which, in turn, is dependent on the demand for wireless services. A slowdown in the growth of, or reduction in demand in, a particular wireless communication segment could adversely affect the demand for communication sites. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The extent to which wireless service providers lease these communication sites depends on a number of factors beyond our control, including:

  .  the level of demand for wireless services;

  . the financial condition and access to capital of wireless service providers;

  . the strategy of wireless service providers with respect to owning or leasing communication sites;

  .  government licensing of broadcast rights; and

  . changes in telecommunications regulations and general economic conditions.

   In addition, wireless voice service providers frequently enter into roaming agreements with competitors allowing them to use another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Wireless voice service providers may view these roaming agreements as a superior alternative to leasing antenna space on communications sites owned or controlled by us. The proliferation of these roaming agreements could have a material adverse effect on our revenue.

We depend on a relatively small number of customers for most of our revenue.

   We derive a significant portion of our revenue from a small number of customers that vary at any given time, particularly in the site development services side of our business. The loss of any significant customer could have a material adverse effect on our revenue.

   Following is a list of significant customers and the percentage of total revenues derived from such customers:

                                                         Year Ended December 31,
                                                         -----------------------
                                                          1999        2000
                                                         -----------------------
   Sprint...............................................   17.3             10.7
   Cingular.............................................   12.5   less than 10.0

   Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer's need for site development services can decrease, and we may not be successful in establishing relationships with new customers. Moreover, our existing customers may not continue to engage us for additional projects.

   The substantial majority of our existing carrier directives under build-to-suit programs are from Alamosa PCS, AT&T Wireless, Georgia PCS, Horizon PCS and TeleCorp PCS.

   Due to the long-term expectations of revenue from tenant leases, the tower industry is very sensitive to the creditworthiness of its tenants. Wireless service providers often operate with substantial leverage, and financial problems for our customers could result in uncollected accounts receivable, in the loss of customers and the associated lease revenues, or in a reduced ability of these customers to finance expansion activities. In July 2000, PageNet, one of our site leasing customers, filed for bankruptcy. For the year ended December 31, 2000, PageNet constituted less than 5% of our total revenues.

If we commence international operations in the future it could strain our resources and negatively affect our growth strategy and revenue.

   We are currently evaluating international opportunities and we would like to begin operating internationally if we find an opportunity we believe is appropriate to pursue. We may commence international operations at any time. Initiating international operations may strain our resources and negatively affect our growth strategy and revenue. If we commence international operations, we will be subject to various political, economic and other uncertainties, including:

  . difficulties and costs of staffing and managing international operations;

  .  different technology standards;

  . fluctuations in currency exchange rates or the implementation of currency exchange controls;

  .  political and economic instability;

  .  unexpected changes in regulatory requirements; and

  .  potentially adverse tax consequences.

   Any of these factors could delay or preclude our ability to generate revenue in any international markets that we may enter. Accordingly, we cannot assure that if we begin international operations our strategies will prove to be effective or that management's goals will be achieved.

Our towers are subject to damage from natural disasters.

   Our towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We maintain insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to caps and deductibles. We also maintain third party liability insurance to protect us in the event of an accident involving a tower. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers could require us to make significant capital expenditures and may have a material adverse effect on our operations.

New technologies may have a material adverse effect on our growth rate and results of operations.

   The emergence of new technologies could reduce the demand for space on our towers. This could have a material adverse effect on our growth rate and results of operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and data services. Although these systems are highly capital intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems. In addition, products are currently being developed which may permit multiple wireless carriers to use a single antenna, or to increase the range and capacity of an antenna.

Steven E. Bernstein controls the outcome of shareholder votes.

   Steven E. Bernstein, our Chairman and Chief Executive Officer, controls 100% of the outstanding shares of Class B common stock. As of March 15, 2001, Mr. Bernstein controlled approximately 57% of the total voting power of both classes of our common stock. As a result, Mr. Bernstein has the ability to control the outcome of all matters determined by a vote of our common shareholders when voting together as a single class, including the election of all of our directors.

The loss of the services of certain of our executive officers may negatively affect our business.

   Our success depends to a significant extent upon the continued services of Steven E. Bernstein, our Chairman and Chief Executive Officer, Jeffrey A. Stoops, our President, Ronald G. Bizick, II, our Executive Vice President and Chief Operating Officer-U.S. Site Development, and John Marino, our Senior Vice President and Chief Financial Officer. The loss of the services of any of Messrs. Bernstein, Stoops, Bizick or Marino may have a material adverse effect on our business. Each of Messrs. Bizick and Stoops has an employment agreement. We do not have an employment agreement with Messrs. Bernstein or Marino. Mr. Bernstein's compensation and other terms of employment are determined by the Board of Directors.

If we are unable to attract, retain or manage skilled employees it could have a material adverse effect on our business.

   Our business, particularly site development services, involves the delivery of professional services and is labor-intensive. The loss of a significant number of employees, our inability to hire a sufficient number of qualified employees or adequately develop and motivate the skilled employees we have hired could have a material adverse effect on our business. We compete with other wireless communications firms and other enterprises for employees with the skills required to perform our services. We cannot assure you that we will be able to attract and retain a sufficient number of highly-skilled employees in the future or that we will continue to be successful in training, retaining and motivating employees.

Risks Relating to the Notes

The notes are structurally subordinate to the debt of our subsidiaries, including any senior credit facility.

   We have no operations of our own and derive substantially all of our revenue from the operations of our subsidiaries. Our subsidiaries will not be guarantors of the notes. In the event of our bankruptcy or the bankruptcy of any of our subsidiaries, the holders of their liabilities, including indebtedness, and trade creditors of our subsidiaries would generally be entitled to payment of their claims from the assets of the affected subsidiaries before those assets were made available for distribution to us. As a result, the claims of holders of the notes will effectively rank junior to the claims of all of the creditors of our subsidiaries, including trade creditors and the lenders under any senior credit facility we may obtain in the future. If any indebtedness of our subsidiaries were to be accelerated, we cannot assure you that the assets of the subsidiaries remaining after payment of such indebtedness would be sufficient to repay our indebtedness in full, including the notes and the 12% senior discount notes. As of December 31, 2000, as adjusted for the offering of the old notes, we would have had $709.0 million of debt that is pari passu with the notes.

   The notes are not secured by any of our assets. Any senior credit facility we obtain in the future may be secured by a lien on substantially all of our assets and the assets of our domestic subsidiaries and a pledge of all of the outstanding capital stock of each of our domestic subsidiaries. If we become insolvent or are liquidated, or payment under indebtedness is accelerated, our lenders would be entitled to exercise the remedies as secured lenders under applicable law and will have a claim on such assets that would rank senior to the holders of the notes. The liquidation value of our assets remaining after payment of such secured indebtedness may not be sufficient to repay in full our unsecured indebtedness, including the notes and the 12% senior discount notes.

Our dependence on our subsidiaries for cash flow may negatively affect our business and our ability to pay the principal, interest and other amounts due on the notes.

   We are a holding company with no business operations of our own. Our only significant asset is and is expected to be the outstanding capital stock of our subsidiaries. We conduct, and expect to conduct, all of our business operations through our subsidiaries. Accordingly, our ability to pay our obligations, including the principal and interest, premium, if any, and liquidated damages, if any, on the 12% senior discount notes and the notes is dependent upon the earnings of our subsidiaries and their distribution of funds to us. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including servicing their debt obligations, except as necessary to be distributed to us to cover holding company expenses, including interest payments on the notes. None of our subsidiaries will have any obligation, contingent or otherwise, to make any funds available to us for payment of principal or interest on the notes. The ability of our subsidiaries to pay dividends or transfer assets may be restricted under applicable state law and contractual restrictions, including the terms of any senior credit facility. Although the indenture governing the notes limits the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends to us, these limitations are subject to a number of significant qualifications and exceptions. Our right or the right of our creditors, including holders of the notes, to participate in the assets of any subsidiary upon the liquidation or reorganization of that subsidiary will be subject to the prior claims of that subsidiary's creditors, including holders of its indebtedness and trade creditors.

We may not be able to purchase your notes upon a change of control.

   Upon the occurrence of specified change of control events, the indenture governing the notes and the 12% senior discount notes will require us to offer to purchase each holder's notes at a price of 101% of their principal amount plus accrued and unpaid interest to the date of purchase. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a change of control. The occurrence of a change of control may also constitute an event of default under any senior credit facility we obtain in the future. If an event of default under any senior credit facility we obtain occurs, our bank lenders may have the right to prohibit any purchase of the notes, in which event we would be in default on the notes. In addition, some important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, may not constitute a "change of control" under the terms of the indenture governing the notes. See "Description of the Notes--Purchase at the Option of Holders--Change of Control."

No market for the notes existed prior to this offering.

   The notes are a new issue of securities with no established trading market and have not previously been listed on any securities exchange or quoted on any automated dealer quotation system. Each of the initial purchasers has informed us that it intends to make a market in the notes after this exchange is completed. However, the initial purchasers may cease their market making at any time in their sole discretion during the pendency of this exchange offer or the effectiveness of this shelf registration statement.

   We cannot assure you that an active trading market for the notes will develop or that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes or, in the case of any holders of notes that do not exchange them, the trading market for the notes following completion of the exchange offer.

   In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. Historically, the market for high-yield debt securities, like the notes, has been subject to disruptions that have caused substantial volatility in the prices of those securities. As a result, you cannot be sure that an active trading market will develop for the notes.

There could be negative consequences to you if you do not exchange your old notes for new notes.

   Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of old notes outstanding. Because we anticipate that most holders will elect to exchange their old notes for new notes due to the absence of most restrictions on the resale of new notes, we anticipate that the liquidity of the market for any old notes remaining outstanding after the exchange offer may be substantially limited. Following the consummation of the exchange offer, holders who did not tender their old notes generally will not have any further registration rights under the registration rights agreement, and these old notes will continue to be subject to restrictions on transfer. The old notes are currently eligible for sale under Rule 144A through the Portal Market.

   As a result of making the exchange offer, we will have fulfilled our obligations under the registration rights agreement relating to the old notes. Holders who do not tender their old notes generally will not have any further registration rights or rights to receive the liquidated damages specified in the registration rights agreement for our failure to register the new notes.

   Any old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

  .  to us or one of our subsidiaries;

  .  to a qualified institutional buyer;

  .  to an institutional accredited investor;

  . to a party outside the United States under Regulation S under the Securities Act;

  . under an exemption from registration provided by Rule 144 under the Securities Act; or

  .  under an effective registration statement.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the documents that are incorporated by reference into this prospectus contain forward-looking statements. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements regarding:

  . our strategy to transition the primary focus of our business from site development services toward the site leasing business, including our intent to make strategic acquisitions of towers and tower companies;

  . anticipated trends in the site development industry and its effect on our revenues and profits;

  . our estimates regarding the future development of the site leasing industry and its effect on our site leasing revenues;

  . our plan to continue to construct and acquire tower assets and the resulting effect on our revenues, capital expenditures, expenses and net income;

  . our ability to successfully consummate letters of intent or definitive agreements for newly built towers or acquisitions of existing towers and the resulting effect on our financial operations;

  . our plan to commence international operations if we find an opportunity we believe is appropriate to pursue;

  . our estimate of the amount of capital expenditures for the twelve months ending December 31, 2001 that will be required for the construction or acquisition towers; and

  . our intention to fund capital expenditures for the twelve months ending December 31, 2001 from the net proceeds from the sale of the old notes, cash on hand and cash flow from operations.

   These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

  .  our ability to secure as many site leasing tenants as planned;

  . our ability to maintain and expand our site leasing business and maintain or expand our site development business;

  . our ability to complete construction of new towers on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions;

  . our ability to identify and acquire new towers, the ability to obtain third party consents, and the satisfactory resolution of any due diligence review of potential acquisitions;

  .  our ability to retain current lessees on newly acquired towers;

  .  our ability to realize economies of scale for newly acquired towers;

  . the continued dependence on towers by the wireless communications industry;

  . our ability to compete effectively for new tower opportunities and site development services in light of increased competition; and

  . our ability to enter into a new senior credit facility and raise substantial additional financing to expand our tower holdings.

                                USE OF PROCEEDS

   We will not receive any proceeds from the issuance of the new notes offered in the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes in like principal amount the terms of which are identical in all respects to the new notes except for the transfer restrictions and registration rights. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

   The net proceeds from the sale of the old notes was approximately $484.2 million, after deducting offering expenses payable by us. We used approximately $105.0 million of the net proceeds from the offering to repay all outstanding debt under our senior credit facility and terminate the facility. We used approximately $66.5 million to purchase the first 203 towers under the TeleCorp Agreement and expect to use approximately $23.5 million to purchase the remaining 72 TeleCorp towers and approximately $54.1 million to purchase 173 towers from US Unwired. We expect to use the remainder to finance the construction and acquisition of additional towers and related businesses and for general working capital purposes. We have used the proceeds of our revolving credit loans to finance our business plan. As of December 31, 2000, the interest rate of revolving credit loans outstanding under the senior credit facility was 10.75% and the interest rate on our term loan was 10.06%. The revolving credit loans were to mature on December 31, 2004 and the term loan was to mature on December 31, 2005.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization as of December 31, 2000 on a historical basis and as adjusted for the offering of the old notes and the application of the net proceeds. You should read this table in conjunction with "Selected Historical Financial Information" and the Consolidated Financial Statements and their related notes incorporated by reference into this prospectus.

                                                            As of December 31,
                                                                   2000
                                                           --------------------
                                                            Actual  As Adjusted
                                                           -------- -----------
                                                               (dollars in
                                                                thousands)
Cash and cash equivalents(a)..............................   14,980    424,180
                                                           --------  ---------
Long-term debt (less current maturities):
  Senior credit facility(a)...............................   72,500        --
  12% senior discount notes due 2008......................  209,042    209,042
  Other long-term borrowings..............................      125        125
  Senior notes due 2009...................................      --     500,000
                                                           --------  ---------
    Total long-term debt..................................  281,667    709,167
Preferred stock (30,000,000 shares authorized; 0 shares
 issued)..................................................
Stockholders' equity:
  Class A common stock (100,000,000 shares authorized;
   40,464,837 issued)(b)..................................      410        410
  Class B common stock (8,100,000 shares authorized;
   5,465,595 shares issued)...............................       55         55
  Paid-in capital.........................................  627,370    627,370
  Accumulated deficit(c).................................. (89,674)   (94,436)
                                                           --------  ---------
    Total stockholders' equity............................  538,161    533,399
                                                           --------  ---------
      Total capitalization................................  819,828  1,242,566
                                                           ========  =========

--------
(a) Subsequent to December 31, 2000, we borrowed approximately $30.0 million under the revolving line of credit. We repaid the total amount of revolving debt outstanding with the proceeds of the offering of the old notes. Cash and cash equivalents as adjusted for the offering of the old notes and further adjusted for this repayment would be $394.2 million.
(b) This number does not include (1) 3.1 million shares of Class A common stock issuable upon exercise of outstanding stock options; (2) 2.2 million shares of Class A common stock issuable under our two registration statements on Form S-4 that we filed with the Commission on January 11, 2000 and September 27, 2000, as amended; (3) 1.9 million shares that are reserved for issuance upon exercise of options that may be granted in the future under our 1999 Equity Participation Plan; (4) 451,505 shares that are reserved for issuance under our 1999 Employee Stock Purchase Plan; or
     (5) 300,000 shares that are issuable if the earnings targets identified in an acquisition agreement are met.
(c) In connection with the termination of our senior credit facility, we recorded an extraordinary loss of $4.8 million related to the write-off of deferred financing fees associated with the senior credit facility.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The following table sets forth selected historical financial data as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000. The financial data for each of the full fiscal years have been derived from, and are qualified by reference to, our audited financial statements, which Arthur Andersen LLP, our independent certified public accountants, have audited. You should read the information set forth below in conjunction with the Consolidated Financial Statements and their related notes incorporated by reference into this prospectus.

                                       Year Ended December 31,
                            --------------------------------------------------
                             1996      1997      1998       1999       2000
                            -------  --------  ---------  ---------  ---------
                                        (dollars in thousands)
Operating Data:
Revenues:
Site development..........  $60,276  $ 48,241  $  46,705  $  60,570  $ 115,892
Site leasing..............    4,530     6,759     12,396     26,423     52,014
                            -------  --------  ---------  ---------  ---------
Total revenues............   64,806    55,000     59,101     86,993    167,906
                            -------  --------  ---------  ---------  ---------
Cost of revenues
 (exclusive of
 depreciation shown
 below):
  Cost of site
   development............   39,822    31,470     36,500     45,804     88,892
  Cost of site leasing....    3,638     5,356      7,281     12,134     19,502
                            -------  --------  ---------  ---------  ---------
    Total cost of
     revenues.............   43,460    36,826     43,781     57,938    108,394
                            -------  --------  ---------  ---------  ---------
Gross profit..............   21,346    18,174     15,320     29,055     59,512
Selling, general and
 administrative(a)........   17,754    12,033     18,302     19,784     27,799
Depreciation and
 amortization.............      160       514      5,802     16,557     34,831
                            -------  --------  ---------  ---------  ---------
Operating income (loss)...    3,432     5,627     (8,784)    (7,286)    (3,118)
Interest and other
 expense, net.............     (132)      236    (12,641)   (26,378)   (24,564)
(Provision) benefit for
 income taxes(b)..........   (1,320)   (5,596)     1,524        223     (1,233)
Extraordinary item........      --        --         --      (1,150)       --
                            -------  --------  ---------  ---------  ---------
Net income (loss).........    1,980       267    (19,901)   (34,591)   (28,915)
Dividends on preferred
 stock....................      --       (983)    (2,575)       733        --
                            -------  --------  ---------  ---------  ---------
Net income (loss)
 available to common
 shareholders.............  $ 1,980  $   (716) $ (22,476) $ (33,858) $ (28,915)
                            =======  ========  =========  =========  =========
Other Data:
EBITDA(c).................  $10,603  $  7,155  $  (2,377) $   9,582  $  32,026
Annualized tower cash
 flow(d)..................      991     1,946      8,088     18,692     31,056
Capital expenditures(e)...      145    17,676    138,124    226,570    494,053
Cash provided (used) by:
  Operating activities....    1,215     7,829      7,471     23,134     47,516
  Investing activities....     (145)  (17,676)  (138,124)  (208,870)  (445,280)
  Financing activities....   (1,036)   15,645    151,286    162,124    409,613
Ratio of earnings to fixed
 charges(f)...............     33.8x      7.7x       --         --         0.1x
Tower Data:
Towers owned at the
 beginning of period......      --        --          51        494      1,163
Towers constructed........      --         15        310        438        779
Towers acquired...........      --         36        133        231        448
                            -------  --------  ---------  ---------  ---------
Total towers at the end of
 period...................      --         51        494      1,163      2,390


(Footnotes on following page)

                                            As of December 31,
                                ---------------------------------------------
                                 1996     1997      1998      1999     2000
                                -------  -------  --------  -------- --------
                                 (dollars in thousands, except per tower
                                                  data)
Balance Sheet Data:
Cash and cash equivalents...... $   311  $ 6,109  $ 26,743  $  3,131 $ 14,980
Property, plant and equipment
 (net).........................     632   17,829   150,946   338,892  765,815
Total assets...................  18,060   44,797   214,573   429,823  948,818
Total debt.....................   4,921   10,184   182,573   320,767  284,273
Redeemable preferred stock.....     --    30,983    33,558       --       --
Common stockholders' equity
 (deficit)..................... $  (102) $(4,344) $(26,095) $ 48,582 $538,160

Certain Ratios:
Net debt to annualized
 EBITDA(g).....................                                           6.5x
Net debt per tower.............                                      $112,675

--------
(a) For the year ended December 31, 1997, selling, general and administrative expenses included non-cash compensation expense of $1.0 million incurred in the consolidation of the predecessor companies. For the year ended December 31, 1998, selling, general and administrative expenses included non-cash compensation expense of $0.6 million incurred in connection with the issuance of stock options and Class A common stock. For the year ended December 31, 1999, selling, general and administrative expenses included non-cash compensation expense of $0.3 million incurred in connection with stock option activity. For the year ended December 31, 2000, selling, general and administrative expenses included non-cash compensation expense of $0.3 million incurred in connection with stock option and restricted stock activity.
(b) Provision for income taxes for the year ended December 31, 1997 includes the tax effect of our conversion to a C corporation.
(c) EBITDA represents earnings (loss) before interest income, interest expense, other income, income taxes, depreciation, amortization and the non-cash compensation expense referred to in footnote (a) above. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Companies calculate EBITDA differently and, therefore EBITDA as presented by us may not be comparable to EBITDA reported by other companies.
(d) We define "tower cash flow" as site leasing revenue less cost of site leasing revenue (exclusive of depreciation). Tower cash flow includes deferred revenue attributable to certain leases. We believe tower cash flow is useful because it allows you to compare tower performance before the effect of expenses (selling, general and administrative) that do not relate directly to tower performance. We define "annualized tower cash flow" as tower cash flow for the last calendar quarter attributable to our site leasing business multiplied by four.
(e) Includes the value of Class A common stock issued in connection with acquisitions.
(f) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net loss before income taxes and extraordinary items, interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, and amortization of original issue discount and debt issue costs. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issue costs and preferred dividends. We had a deficiency in earnings to fixed charges of $24.0 million and $33.7 million for 1998 and 1999, respectively.
(g) Annualized EBITDA represents EBITDA for the most recent quarter times four. EBITDA for the quarter ended December 31, 2000 was $10.4 million and annualized EBITDA was $41.4 million.

                       DESCRIPTION OF OTHER INDEBTEDNESS

The 12% Senior Discount Notes Due 2008

   On March 2, 1998, we privately placed $269.0 million in aggregate principal amount at maturity of our 12% senior discount notes. This description summarizes certain terms of the 12% senior discount notes, but does not describe all of the terms. You should refer to the indenture governing the 12% senior discount notes, a copy of which was filed as an exhibit to our Registration Statement on Form S-3 filed with the Commission on January 6, 2000, as amended.

   The 12% senior discount notes are unsecured senior obligations of SBA, and rank equally in right of payment with all existing and future unsecured senior indebtedness of SBA, including these notes, and senior in right of payment to future subordinated indebtedness of SBA. Our subsidiaries are not guarantors of the 12% senior discount notes. The 12% senior discount notes mature on March 1, 2008. The 12% senior discount notes accrete in value until March 1, 2003. After that date, cash interest will be payable on the 12% senior discount notes at the rate of 12% per year and will be payable semi-annually, commencing on September 1, 2003.

   Except as stated below, the 12% senior discount notes are not redeemable at our option prior to March 1, 2004. Thereafter, the 12% senior discount notes are redeemable at our option, in whole or in part, at any time, at a premium which is at a fixed percentage that declines to par on or after March 1, 2007, in each case together with accrued and unpaid interest, if any, to the date of redemption. In the event we consummate a public equity offering or certain strategic equity investments prior to March 1, 2001, we may, at our option, use all or a portion of the proceeds from the offering to redeem up to 20% of the original aggregate principal amount at maturity of the 12% senior discount notes at a redemption price equal to 112% of the accreted value of the 12% senior discount notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the redemption date, if at least 80% of the original aggregate principal amount at maturity of the 12% senior discount notes remains outstanding after each redemption.

   Upon the occurrence of certain change of control events, each holder of 12% senior discount notes has the right to require us to purchase all or a portion of the holder's senior discount notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase or, if the 12% senior discount notes are purchased prior to March 1, 2003, at a purchase price equal to 101% of the accreted value of the 12% senior discount notes on the date of purchase.

   The indenture contains certain covenants, including covenants that limit (1) the incurrence of certain additional indebtedness and issuance of preferred stock, (2) restricted payments, (3) restrictions on distributions from restricted subsidiaries, (4) transactions with affiliates, (5) sales of assets and subsidiary stock (including sale and leaseback transactions), and (6) mergers or consolidations.

                               THE EXCHANGE OFFER

   You can find the definitions of capitalized terms used in this section under the heading "Description of the Notes--Certain Definitions."

Terms Of The Exchange Offer; Period For Tendering Old Notes

   The Old Notes were sold by us on February 2, 2001 to Lehman Brothers Inc., Salomon Smith Barney Inc., Deutsche Banc Alex. Brown Inc., Donaldson, Lufkin & Jenrette Securities Corporation (an affiliate of Credit Suisse First Boston Corporation), TD Securities (USA) Inc., Barclays Capital Inc. and Wachovia Securities, Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement dated January 26, 2001 between us and the Initial Purchasers. As set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all Old Notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term "expiration date" means the earlier of 5:00 p.m., New York City time on Monday, May 14, 2001 or the date when all Old Notes have been tendered; provided however, that if we extend the period of time for which the Exchange Offer is open, the term "expiration date" means the latest time and date to which the Exchange Offer is extended.

   As of the date of this prospectus, $500.0 million aggregate principal amount of the Old Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date set forth on the cover page to all holders of Old Notes at the addresses set forth in the security register maintained by the trustee or other registrar. Our obligation to accept Old Notes for exchange is subject to conditions as set forth under "-- Conditions to the Exchange Offer" below.

   We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by public announcement of an extension to the holders of Old Notes as described below. During any extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offer.

   Old Notes tendered in the Exchange Offer must be $1,000 in principal amount or any integral multiple of $1,000.

   If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waive a material condition to the Exchange Offer, we will disseminate additional Exchange Offer materials and extend the Exchange Offer to the extent required by law. In addition, we may, if we deem appropriate, extend the Exchange Offer for any other reason. If the principal amount of Old Notes subject to the Exchange Offer is decreased, the Exchange Offer will remain open at least ten business days from the date we first give notice to you, by public announcement or otherwise, of that decrease. In the case of an extension of the Exchange Offer, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Exchange Offer. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

Registration Covenant; Exchange Offer

   Under our registration rights agreement dated February 2, 2001 with the Initial Purchasers, we have agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of this Exchange Offer Registration Statement, we will offer to the holders of the Old Notes who are able to make required representations the opportunity to exchange their Old Notes for New Notes. Alternatively, we will file with the Commission a Shelf Registration Statement to cover resales of Transfer Restricted Securities (as defined below) by the holders of Old Notes who satisfy specific conditions relating to the provision of information in connection with the Shelf Registration Statement if:

  . we are not permitted to consummate the Exchange Offer because it is not permitted by applicable law or Commission policy; or

  . any holder of Old Notes that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) or an institutional "accredited investor" (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act) notifies us at least 30 business days prior to the consummation of the Exchange Offer that:

  . it is prohibited by law or Commission policy from participating in the Exchange Offer;

  . it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

  . it is a broker-dealer and holds Old Notes acquired directly from us or one of our affiliates;

   We will use our best efforts to cause the applicable Registration Statement to be declared effective as promptly as possible by the Commission.

   "Transfer Restricted Securities" means each Old Note until the earliest of:

  . the date on which the Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer;

  . following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which the New Note is sold to a purchaser who received from the broker-dealer, on or prior to the date of the sale, a copy of the prospectus contained in the Exchange Offer Registration Statement;

  . the date on which the Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

  . the date on which the Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

   The registration rights agreement provides that:

  . we will use our best efforts to file an Exchange Offer Registration Statement with the Commission as promptly as practicable, but in no event later than 60 days after February 2, 2001, which is the closing date of the original issuance of the Old Notes;

  . we will use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective within 150 days after February 2, 2001;

  . unless the Exchange Offer would not be permitted by applicable law or Commission policy, we will commence the Exchange Offer and use our reasonable best efforts to cause the Exchange Offer to be consummated on the earliest practicable date after the Exchange Offer Registration Statement has become effective, but in no event later than 180 days after February 2, 2001; and

  . if obligated to file the Shelf Registration Statement, we will use our best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after the filing obligations arises, and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days after this obligation arises.

   If a registration default (as defined below) occurs, then additional cash interest ("Liquidated Damages") shall accrue to each holder of Transfer Restricted Securities, commencing upon the occurrence of such registration default in an amount equal to $.05 per week per $1,000 of the principal amount of notes held by such holder of Transfer Restricted Securities for the first 90 day period immediately following the first registration default. The amount of liquidated damages will increase by an additional $.05 per week per $1,000 of the principal amount of notes with respect to each subsequent 90 day period (or portion thereof) until all registration defaults have been cured, up to a maximum rate of liquidated damages of $.50 per week per $1,000 of the principal amount of the Old Notes. All accrued liquidated damages shall be paid to the holders of the Old Notes in the same manner as interest is paid under the notes. Immediately upon the cure of all registration defaults, accrual of liquidated damages will cease.

   A "registration default" means the occurrence of one of the following events:

  . we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for that filing;

  . any of those registration statements are not declared effective by the Commission on or prior to the date specified for its effectiveness in the circumstances required by the registration rights agreement;

  . we fail to complete the Exchange Offer within 30 business days after the effectiveness target date specified in the registration rights agreement; or

  . any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or usable for its intended purpose without being succeeded within two business days by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective.

   This summary of the provisions of the registration rights agreement is not complete and is subject to, and is qualified by reference to, all provisions of the registration rights agreement.

Interest On Exchange Notes

   Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for a New Note, or, if no interest has been paid or duly provided for on the Old Note, from February 2, 2001, the date of issuance of the Old Note. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on the Old Notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on the Old Notes prior to the original issue date of the New Notes, or, if no interest has been paid or duly provided for, will not receive any accrued interest on the Old Notes. These holders will be deemed to have waived the right to receive any interest on the Old Notes accrued from and after that interest payment date, or, if no interest has been paid or fully provided for, from and after February 2, 2001. Interest on the notes is payable semi-annually in arrears on each February 1 and August 1, commencing on August 1, 2001.

Procedures For Tendering Old Notes

   To tender in the Exchange Offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or a facsimile, together with the Old Notes and any other required documents, to the exchange agent. The exchange agent must receive these documents at the address set forth below prior to 5:00 p.m., New York City time on the expiration date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfers must be received by the exchange agent prior to the expiration date.

   By executing a letter of transmittal, each holder will make the representations set forth below under the heading "--Resale of New Notes."

   The tender by a holder and the acceptance by us will constitute an agreement between the holder and us in accordance with the terms subject to the conditions set forth in this prospectus and in the letter of transmittal.

   The method of delivery of Old Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to us. Holders may request their brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

   Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the Old Notes tendered:

  . are signed by the registered holder, unless the holder has completed the box entitled "special exchange instructions" or "special delivery instructions" on the letter of transmittal; or

  .  are tendered for the account of an eligible institution.

   In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "eligible institution").

   If a letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the letter of transmittal, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the Old Notes, with the signature guaranteed by an eligible institution.

   If a letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, the persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   All questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by us in our reasonable discretion. This determination will be final and binding. We reserve the absolute right to reject any and all Old Notes that are not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time period we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, none of SBA, the exchange agent or any other person will incur any liability for failure to give this notification. Tenders of Old Notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in letter of transmittal, as soon as practicable following the expiration date.

 Book-Entry Delivery Procedures

   Promptly after the date of this prospectus, the exchange agent for the Old Notes will establish accounts with respect to the Old Notes at DTC, (the "book-entry transfer facility") for purposes of the Exchange Offer. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of the Old Notes by causing the book-entry transfer facility to transfer Old Notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfers. Timely book-entry delivery of Old Notes pursuant to the Exchange Offer, however, requires receipt of a book-entry confirmation prior to the expiration date. In addition, to receive New Notes for tendered Old Notes, the letter of transmittal, or a mutually signed facsimile, together with any required signature guarantees and any other required documents, or an agent's message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth under "--Exchange Agent" below prior to the expiration date. Alternatively, the guaranteed delivery procedures described below must be complied with. Tender will not be considered made until the documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

 Tender Of Existing Notes Held Through Book-Entry Transfer Facility

   The exchange agent and the book-entry transfer facility have confirmed that the Exchange Offer is eligible for the book-entry transfer facility's Automated Tender Offer Program, or ATOP. Accordingly, participants in the book-entry transfer facility's ATOP may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the Exchange Offer by causing the book-entry transfer facility to transfer Old Notes to the exchange agent in accordance with the book-entry transfer facility's ATOP procedures for transfer. The book-entry transfer facility will then send an agent's message to the exchange agent.

   The term "agent's message" means a message transmitted by a book-entry transfer facility, received by exchange agent and forming part of the book-entry confirmation, which states that:

  . the book-entry transfer facility has received an expressed acknowledgment from a participant in its ATOP that is tendering Old Notes which are the subject of the book-entry confirmation;

  . the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the notice of guaranteed delivery; and

  .  we may enforce the agreement against the participant.

 Guaranteed Delivery Procedure

   Holders who wish to tender their Old Notes and (1) whose Old Notes are not immediately available, (2) who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  .  the tender is made through an eligible institution;

  . prior to the expiration date, the agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the Old Notes and the principal amount of Old Notes tendered and guaranteeing that, within three New York Stock Exchange trading days after the date of execution, the letter of transmittal or facsimile together with the certificate(s) representing the Old Notes or a book-entry confirmation of the Old Notes into the exchange agent's account at the book-entry transfer facility and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  . a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation transfer of the Old Notes into the exchange agent's account at the book-entry transfer facility and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawals Of Tenders

   Except as otherwise provided in this prospectus, tenders of Old Notes may be withdrawn at any time prior to the earlier of 5:00 p.m., New York City time on the earlier of the expiration date or the date when all Old Notes have been tendered.

   To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person having deposited the Old Notes to be withdrawn (the "depositor");

  . identify the Old Notes to be withdrawn, including the certificates number(s) and principal amount of the Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other registrar register transfer of the Old Notes into the name of the person withdrawing the tender; and

  . specify the name in which any of the Old Notes are to be registered, if different from that of the depositor.

   All questions as to the validity, form and eligibility, including time or receipt, of the notices will be determined by us. Our determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued in exchange unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time prior to the expiration date.

Conditions To The Exchange Offer

   Notwithstanding any other terms of the Exchange Offer, we will not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer before the acceptance of the Old Notes if, in our reasonable judgment, the Exchange Offer would violate any law, statute, rule or regulation or an interpretation thereof of the Staff of the Commission. If we determine in our reasonable discretion that this condition is not satisfied, we may:

  . refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

  . extend the Exchange Offer and retain all Old Notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw the Old Notes (see "--Withdrawals of Tender"); or

  . waive the unsatisfied condition with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If the waiver constitutes a material change to the Exchange Offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during that five to ten business-day period.

Exchange Agent

   State Street Bank and Trust Company has been appointed as the exchange agent for the Exchange Offer of the Old Notes. The executed letter of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

     By mail or by hand: State Street Bank and Trust Company
                       2 Avenue de Lafayette
                       Boston, MA 02111
                       Attention: Meaghan Haight, Corporate Trust Department

     By Facsimile: (617) 662-1452
     Confirm Facsimile by Telephone: (617) 662-1603

   Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

Fees And Expenses

   We will not make any payment to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

Transfer Taxes

   Holders who tender their Old Notes for exchange generally will not be obligated to pay any transfer tax in connection with the exchange. However, holders who instruct us to register New Notes in the name of a person other than the registered tendering holders, or request that Old Notes not properly tendered, withdrawn or not accepted in the Exchange Offer be returned to a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

   The New Notes will be recorded at the same carrying value as the Old Notes. This is the aggregate principal amount of the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the notes.

Appraisal Rights

   Holders of Old Notes will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.

Resale Of New Notes

   The New Notes are being offered to satisfy our obligations contained in the registration rights agreement. We are making the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in the Exxon Capital No-Action Letter, the Morgan Stanley No-Action Letter, the Shearman & Sterling No-Action Letter, and other interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter addressing these matters and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in those interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, we believe that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders, other than a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

  . the New Notes are acquired in the ordinary course of the holder's business; and

  . the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of the New Notes.

   However, any holder who:

  . is an "affiliate" of us, within the meaning of Rule 405 under the Securities Act;

  .  does not acquire New Notes in the ordinary course of its business;

  . intends to participate in the Exchange Offer for the purpose of distributing New Notes; or

  .  is a broker-dealer who purchased Old Notes directly from us,

will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters; will not be permitted or entitled to tender Old Notes in the Exchange Offer; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of Old Notes unless the sale is made pursuant to an exemption from those requirements.

   In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges the Old Notes for New Notes (a "participating broker-dealer"), the participating broker-dealer may be deemed to be a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes. See "Plan of Distribution."

   Each holder who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that:

  .  it is not an affiliate of us;

  . any New Notes to be received by it are being acquired in the ordinary course of its business; and

  . it has no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of New Notes.

   Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must:

  . acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities, and not directly from us; and

  . must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes.

   The letter of transmittal states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Based on the position taken by the Staff in the interpretive letters referred to above, we believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of Old Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an Exchange Offer so long as it contains a description of the plan of distribution with respect to the resale of New Notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer during the period referred to below in connection with the resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities.

   Subject to provisions set forth in the registration rights agreement, we shall use our best efforts to:

  . keep the Exchange Offer Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of New Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities; and

  . ensure that the Exchange Offer Registration Statement conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of 180 days from the date on which the Exchange Offer Registration Statement is declared effective.

   Any participating broker-dealer who is an affiliate of us may not rely on the interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   Each participating broker-dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of a letter of transmittal, that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of New Notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the New Notes may be resumed, as the case may be.

Consequences Of Failure To Exchange Old Notes

   Any Old Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Old Notes outstanding. Following the consummation of the Exchange Offer, holders who did not tender their Old Notes generally will not have any further registration rights under the registration rights agreement, and these Old Notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. The Old Notes are currently eligible for sale under Rule 144A through the Portal Market. Because we anticipate that most holders will elect to exchange their Old Notes for New Notes due to the absence of most restrictions on the resale of New Notes, we anticipate that the liquidity of the market for any Old Notes remaining outstanding after the Exchange Offer may be substantially limited.

   As a result of the making of the Exchange Offer, we will have fulfilled our obligations under the registration rights agreement, and holders who do not tender their Old Notes generally will not have any further registration rights or rights to receive liquidated damages specified in the registration rights agreement for our failure to register the New Notes.

   The Old Notes that are not exchanged for New Notes will remain restricted securities. Accordingly, the Old Notes may be resold only:

  .  to SBA or one of its subsidiaries;

  .  to a qualified institutional buyer;

  .  to an institutional accredited investor;

  . to a party outside the United States under Regulation S under the Securities Act;

  . under an exemption from registration provided by Rule 144 under the Securities Act; or

  .  under an effective registration statement.

                            DESCRIPTION OF THE NOTES

General

   The Old Notes were and the New Notes will be issued under the Indenture dated February 2, 2001 between us and State Street Bank and Trust Company as trustee (the "Indenture"). The term "Notes" refers to the Old Notes and the New Notes. The statements under this caption relating to the Notes and the Indenture are summaries and are not complete. In addition, they are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of various terms in the Indenture. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939. Where reference is made to particular provisions of the Indenture or to defined terms not defined in this prospectus, the provisions or defined terms are incorporated by reference to this prospectus. Copies of the Indenture referred to below are available for review at the corporate office of the trustee and may also be obtained from us upon request.

Brief Description of the Securities

   The Notes are:

  .  our senior unsecured obligations;

  .  senior in right of payment to any of our future subordinated
     Indebtedness;

  . pari passu in right of payment to our existing and future unsecured Indebtedness that is not by its terms expressly subordinated to the Notes; and

  . effectively junior in right of payment to our existing and future secured Indebtedness to the extent of the value of the collateral securing that Indebtedness.

   The Notes are not guaranteed by any of our Subsidiaries.

   Our operations are conducted through our Subsidiaries and, therefore, we are dependent upon the cash flow of our Subsidiaries to meet our obligations, including our obligations under the Notes. Our Subsidiaries are not guarantors of the Notes and are separate entities with no obligation to make payments on the Notes or to make funds available therefor. The Notes are effectively subordinated to all Indebtedness (including all obligations under any senior credit facility obtained in the future) and other liabilities and commitments (including trade payables and lease obligations) of our Subsidiaries. Our right to receive assets of any of our Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that we are ourselves recognized as a creditor of such Subsidiary, in which case our claims would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by us. We cannot assure you that, if a Default or Event of Default occurs, we will have sufficient cash or other assets available to meet our obligations, especially after repayment by our Subsidiaries of their obligations. For other information relating to us and our Subsidiaries and the structural subordination of the Notes to indebtedness and other obligations of such Subsidiaries, see "Risk Factors--The notes are structurally subordinate to the debt of our subsidiaries, including any senior credit facility."

   As of the date we issued the Old Notes, all of our existing subsidiaries were "Restricted Subsidiaries" and bound by the covenants contained in the Indenture. However, under certain circumstances, we will be permitted to designate our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

   At December 31, 2000, as adjusted for the offering of the Old Notes and giving effect to the application of the proceeds therefrom, we would have had approximately $709.2 million of Indebtedness outstanding (including the Notes), none of which would have been secured. The Indenture permits certain of our Subsidiaries to incur additional amounts of Indebtedness, all of which would be effectively senior to the Notes.

Principal, Maturity and Interest

   We will issue New Notes with a maximum aggregate principal amount of $500.0 million. The Notes will mature on February 1, 2009. We will issue the New Notes in denominations of $1,000 and integral multiples of $1,000.

   Interest on the Notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on each February 1 and August 1, commencing on August 1, 2001, to Holders of record on the immediately preceding January 15 or July 15, respectively. The registered Holder of a Note will be treated as the owner of the Note for all purposes. Only registered Holders will have rights under the Indenture.

   Interest on the Notes will accrue from the date of original issuance or, if interest has been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the Notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

   Except as described below, the Notes will not be redeemable at our option prior to February 1, 2005. Thereafter, the Notes will be subject to redemption at any time at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

   Year                                                               Percentage
   ----                                                               ----------
   2005..............................................................  105.125%
   2006..............................................................  103.417%
   2007..............................................................  101.708%
   2008 and thereafter...............................................  100.000%

   At any time prior to February 1, 2004, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 110.250% of the principal amount thereof on the redemption date with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by us or any of our Subsidiaries) and (2), that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering and/or Strategic Equity Investment.

Selection and Notice

   If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed on a pro rata basis, provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption so long as we have deposited with the Paying Agent funds in satisfaction at the applicable redemption price pursuant to the Indenture.

Mandatory Redemption

   We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Purchase at the Option of Holders

 Change of Control

   Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice.

   On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

   The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

   We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

   The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Liens" and "--Certain Covenants-- Sale and Leaseback Transactions." Such restrictions can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of certain highly leveraged transactions.

   Any Senior Credit Facility would likely limit the Company's access to the cash flow of its Subsidiaries and, therefore, restrict the Company's ability to purchase any Notes. Any Senior Credit Facility would likely also provide that the occurrence of certain change of control events with respect to the Company will constitute a default thereunder. In the event that a Change of Control occurs at a time when the Company's Subsidiaries are prohibited from making distributions to the Company to purchase Notes, the Company could cause its Subsidiaries to seek the consent of the lenders under any senior credit facility we may obtain in the future to allow such distributions or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. The March 1998 Senior Discount Note Indenture, evidencing the Company's Senior Discount Notes due 2008 ("2008 Notes"), also requires the Company to offer to repurchase the 2008 Notes on a Change of Control. Future indebtedness of the Company and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. The Company's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may also be limited by the Company's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors--We may not be able to purchase your notes upon a change of control."

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified only with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to purchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

   The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (a) cash or Cash Equivalents, (b) Tower Assets or (c) any combination of the foregoing.

     For purposes of this provision, the following shall be deemed to be cash:

       (A) the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

       (B) the amount of any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 20 days of the applicable Asset Sale (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds to:

     (a) reduce (which reduction may be temporary) Indebtedness under a Credit Facility;

     (b) reduce other Indebtedness of any of the Company's Restricted Subsidiaries;

     (c) acquire all or substantially all the assets of a Permitted Business;

     (d) acquire Voting Stock of a Permitted Business from a Person that is not a Subsidiary of the Company; provided, that, after giving effect thereto, the Company or its Restricted Subsidiary owns a majority of such Voting Stock; or

     (e) make a capital expenditure or acquire other long-term assets that are used or useful in a Permitted Business.

   Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in any manner that is not prohibited by the Indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (a) through (e) immediately above will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an offer to all Holders of Notes and all Holders of other senior Indebtedness of the Company containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase, on a pro rata basis, the maximum principal amount (or accreted value, as applicable) of

Notes and such other senior Indebtedness of the Company that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture and such other senior Indebtedness of the Company.

   To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other senior Indebtedness of the Company tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other senior Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

 Restricted Payments

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect Holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (A) in Qualified Equity Interests or (B) to the Company or a Restricted Subsidiary of the Company);

     (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

     (3) designate any Restricted Subsidiary as an Unrestricted Subsidiary;

     (4) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity (other than payments to the Company or payments by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company); or

     (5) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (5) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

       (a) no Default shall have occurred and be continuing or would occur as a consequence thereof; and

       (b) the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the Company and its Restricted Subsidiaries will not be required to comply with this clause
    (b) in order to make any Restricted Investment and

       (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the March 1998 Senior Discount Note Indenture (excluding Restricted Payments permitted by clauses (2) and
    (3) of the next succeeding paragraph), is less than the sum, without duplication, of:

         (1) 100% of the Consolidated Cash Flow of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the May 1998 Senior

      Discount Note Indenture was executed to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Consolidated Cash Flow for such period is a deficit, less 100% of the deficit), less 1.75 times the Consolidated Interest Expense of the Company since the beginning of the fiscal quarter during which the May 1998 Senior Discount Note Indenture was executed to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

         (2) (A) 100% of the aggregate net cash proceeds plus (B) 70% of the aggregate value, as reflected on the Company's balance sheet in accordance with GAAP using purchase accounting, of any Qualified Proceeds, in each case as of the date the Company's Equity Interests were issued, sold or exchanged therefor received by the Company (from persons other than Subsidiaries) since the beginning of the fiscal quarter during which the March 1998 Senior Discount Note Indenture was executed as a contribution to its common equity capital or from the issue and sale of Qualified Equity Interests (except to the extent such net cash proceeds are used to incur new indebtedness outstanding pursuant to clause (10) of the second paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock") or from the issue or sale (whether before or after the beginning of the fiscal quarter during which the March 1998 Senior Discount Note Indenture was executed) (other than to a Subsidiary of the Company) of Disqualified Stock or debt securities of the Company that have been converted into Qualified Equity Interests sold to or held by a Subsidiary of the Company (provided that any net cash proceeds that are used pursuant to the second paragraph under "Optional Redemption" shall not be so included); plus

         (3) to the extent that any Unrestricted Subsidiary of the Company is redesignated as or becomes a Restricted Subsidiary after the Issue Date; the lesser of:

                 (A) the fair market value of the Company's Investments in
              such Subsidiaries as of the date they are designated or become Restricted Subsidiaries, and

                 (B) the sum of:

         (x) the fair market value of the Company's Investments in such Subsidiaries as of the date on which such Subsidiaries were originally designated as Unrestricted Subsidiaries, and

         (y) the amount of any Investments made in such Subsidiaries subsequent to such designation (and treated as Restricted Payments) by the Company or any Restricted Subsidiary; plus

         (4) to the extent not included in the Consolidated Cash Flow referred to in clause (1) and to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

                 (A) the cash return of capital with respect to the Restricted
              Investment (less the cost of disposition, if any), and

                 (B) the initial amount of the Restricted Investment; plus

         (5) 100% of any other dividends or other distributions received by the Company or a Restricted Subsidiary of the Company since the Issue Date from an Unrestricted Subsidiary of the Company to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

   The foregoing provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or its Restricted Subsidiaries in exchange for, or out of the net cash proceeds, to the extent of the net cash proceeds received by the Company from the sale since the Issue Date, (other than to a Subsidiary of the Company) of, any Qualified Equity Interests; provided that such net cash proceeds are not used to incur new Indebtedness pursuant to clause (10) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or pursuant to the second paragraph under "Optional Redemption"; and provided further that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (c)(2) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that such net cash proceeds are not used to incur new Indebtedness pursuant to clause (10) of the second paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or pursuant to the second paragraph under "Optional Redemption"; and provided further that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (c)(2) of the preceding paragraph;

     (4) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management; provided that the aggregate amount expended pursuant to this clause (4) shall not exceed $500,000 in any twelve-month period;

     (5) the repurchase of Equity Interests of the Company that may be deemed to occur upon the exercise of options to acquire capital stock of the Company if such Equity Interests represent a portion of the exercise price of such options; or

     (6) cash payments, in lieu of fractional shares issuable as dividends on Equity Interests of the Company in an amount, when taken together with all other cash payments made pursuant to this clause (6) since the date of the Indenture, not to exceed $500,000.

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such Subsidiary, after giving effect to such designation, would meet the requirements of the definition of "Unrestricted Subsidiary." The Company will not, and will not permit any of its Subsidiaries to, enter into, or suffer to exist, any transaction or arrangement, with a Subsidiary that is a Restricted Subsidiary that would be inconsistent with or violate the terms set forth in the definition of "Unrestricted Subsidiary."

   The amount of all Restricted Payments (other than cash), including the amount of the Restricted Payment that will be deemed to occur upon the designation of a Subsidiary as an Unrestricted Subsidiary, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the applicable Restricted Subsidiary, or of the Company's proportionate interest in the Subsidiary so to be designated as the case may be, pursuant to the Restricted Payment.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and its Restricted Subsidiaries may incur Indebtedness or issue preferred stock if, in each case, (1) no Default shall have occurred and be continuing or would occur as a consequence thereof and (2) the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom would have been no greater than 7.0 to 1.0.

   The first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt") if no Default shall have occurred and be continuing or would occur as a consequence thereof:

     (1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities or through the issuance of Seller Paper in an aggregate principal amount (with letters of credit being deemed to have an aggregate principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the greater of (A) $300.0 million or (B) the product of $150,000 times the number of Completed Towers on the date of such occurrence less, in either such case, the aggregate amount of commitment reductions under Credit Facilities resulting from the application of proceeds of Asset Sales since the Issue Date; provided, however, that the aggregate principal amount of Seller Paper at any one time outstanding under this clause (1) shall not exceed $50.0 million;

     (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by the Company of Indebtedness represented by the Notes issued on the Issue Date, and the New Notes;

     (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any one time outstanding;

     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clause (2) or (3) or this clause (5) of this paragraph;

     (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness or intercompany preferred stock between or among the Company and any of its Restricted Subsidiaries; provided, however, that (1) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (2)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness or preferred stock by the Company or such Restricted Subsidiary, as the case may be;

     (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or currency exchange risk or otherwise entered into for bona fide purposes designed to protect against interest rate or currency exchange risk and not for speculative purposes;

     (8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of the Indenture;

     (9) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by the Company's Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (9), as a result of such acquisition the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period for the Company for which internal financial statements are available, would have been less than the Company's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence;

     (10) the incurrence by the Company of Indebtedness not to exceed, at any one time outstanding, the sum of (A) 2.0 times the aggregate net cash proceeds plus (B) 1.0 times the fair market value of non-cash proceeds (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee) from the issuance and sale, other than to a Subsidiary, of Qualified Equity Interests of the Company since the beginning of the fiscal quarter during which the March 1998 Senior Discount Note Indenture was executed (less the amount of such proceeds used to make Restricted Payments as provided in clause (c)(2) of the first paragraph or clause (4) of the second paragraph of the covenant described above under the caption "--Restricted Payments");

     (11) the issuance by Restricted Subsidiaries of Permitted Subsidiary Equity Interests; and

     (12) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

   (1) The Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured; and (2) the Company will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt; and (3) Restricted Subsidiaries may not issue or sell, and the Company may not permit any Restricted Subsidiary to have outstanding, any Equity Interests (other than
(x) Equity Interests held by the Company or its Restricted Subsidiaries or (y) Permitted Subsidiary Equity Interests).

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) in the second paragraph of this covenant or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

   However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (a) any agreement or instrument governing Existing Indebtedness as in effect on the Issue Date or as amended, modified, restated or renewed in any manner not materially more restrictive, taken as a whole,

     (b) the Indenture, the Notes or any senior credit facility that may be obtained in the future,

     (c) applicable law,

     (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,

     (e) by reason of customary non-assignment provisions in leases or licenses or other contracts entered into in the ordinary course of business,

     (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired,

     (g) the provisions of agreements governing Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock,"

     (h) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale,

     (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced,

     (j) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption "--Liens" that limit the right of the debtor to transfer the assets subject to such Liens,

     (k) any Indebtedness incurred in compliance with the covenant under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to pay interest or principal on the Notes,

     (l) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements and

     (m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

   The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

     (1) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations under the Notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee;

     (3) in the case of a transaction involving the Company, immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Net Worth of the Company or the successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction (exclusive of any adjustments to Consolidated Net Worth attributable to transaction costs) less any amount treated as a Restricted Payment in connection with such transaction in accordance with the Indenture; and

     (4) immediately before and after such transaction no Default exists.

 Transactions With Affiliates

   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and

     (2) the Company delivers to the Trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

     (1) any employment arrangements with any executive officer of the Company or a Restricted Subsidiary that is entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses,

     (2) transactions between or among the Company and/or its Restricted Subsidiaries,

     (3) payment of outside directors' fees in an aggregate annual amount not to exceed $50,000 per Person,

     (4) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments" and

     (5) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company.

 Sale and Leaseback Transactions

   The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (as seller); provided that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

     (1) the Company or such Restricted Subsidiary, as applicable, could have
  (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens;"

     (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors) of the property that is the subject of such sale and leaseback transaction; and

     (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Purchase at the Option of Holders--Asset Sales."

Limitations on Issuances of Guarantees of Indebtedness

   The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any Indebtedness of the Company (except Indebtedness of the Company under a guarantee of Indebtedness of one or more of its Restricted Subsidiaries) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental Indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness.

   Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Restricted Subsidiary of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

 Business Activities

   The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Reports

   Whether or not required by the rules and regulations of the Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes:

     (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" (in each case to the extent not prohibited by the Commission's rules and regulations), (a) the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company and (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow for the most recently completed four-quarter period) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

     (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

   In addition, following the consummation of the Exchange Offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company will, for so long as any Notes remain outstanding, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   Each of the following constitutes an Event of Default:

     (1) default for 30 days in the payment when due of interest on the Notes;

     (2) default in payment when due of the principal of or premium, if any, on the Notes;

     (3) failure by the Company or any of its Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by the Company to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the Indenture applicable thereto;

     (4) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes;

     (5) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (6) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

     (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary.

   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately. Upon any such declaration, the principal of and accrued and unpaid interest, if any, shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

   The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

   The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is also required to deliver to the Trustee, forthwith after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action the Company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below,

     (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and

     (4) the Legal Defeasance provisions of the Indenture.

   In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to the Company) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events with respect to the Company are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

     (6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds, will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

     (8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

   A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

   The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least 51% of the aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least 51% of the principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver,

     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (specifically excluding the provisions relating to the covenants described above under the caption "Purchase at the Option of Holders"),

     (3) reduce the rate of or change the time for payment of interest on any Note,

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

     (5) make any Note payable in money other than that stated in the Notes,

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,

     (7) waive a redemption payment with respect to any Note (specifically excluding the payment required by one of the covenants described above under the caption "Purchase at the Option of Holders"),

     (8) except as provided under the caption "Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the Notes,

     (9) provide for contractual subordination of the Notes or

     (10) make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

   The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the decree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to SBA Communications Corporation, One Town Center Road, Third Floor, Boca Raton, Florida 33486,
Attention: General Counsel.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Adjusted Consolidated Cash Flow" has the meaning given to such term in the definition of "Debt to Adjusted Consolidated Cash Flow Ratio."

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback, as seller), in any case, outside of the ordinary course of business provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Purchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant and

     (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than (x) directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary or (y) Permitted Subsidiary Equity Interests), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million.

   Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

     (1) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary,

     (2) an issuance of Equity Interests by a Subsidiary to the Company or to another Restricted Subsidiary,

     (3) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "Certain Covenants-- Restricted Payments,"

     (4) grants of leases or licenses in the ordinary course of business, and

     (5) disposals of Cash Equivalents.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Broker-Dealer" means any broker or dealer registered under the Exchange
Act.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

     (1) United States dollars,

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition,

     (3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better,

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within 12 months after the date of acquisition and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

   "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

     (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

     (3) the filing of a petition by or against the Company under any bankruptcy or insolvency laws, which petition, if involuntary, is not withdrawn within sixty (60) calendar days after such filing;

     (4) any Person other than the Principal or his Related Parties has the right or ability by voting power or contract to (i) elect or designate for election a majority of the board of directors of the Company or (ii) direct the operation of the Company pursuant to a management agreement or similar agreement, other than officers or directors serving in their capacities as such;

     (5) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than the Principal and his Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares);

     (6) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

     (7) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving, or transferee Person constituting a majority of the outstanding, shares of such Voting Stock of such surviving, or transferee Person (immediately after giving effect to such issuance) or
  (y) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

   "Completed Tower" means any wireless communication tower owned or managed by the Company or any of its Restricted Subsidiaries that, as of any date of determination:

     (1) has at least one wireless tenant that has executed a definitive lease with the Company or any of its Restricted Subsidiaries; and

     (2) has capacity for at least two tenants in addition to the tenant referred to in clause (1) of this definition.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent that such provision for taxes was included in computing, such Consolidated Net Income, plus

     (2) "Consolidated Interest Expense", which means

       (A) consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

       (B) all preferred stock dividends paid or accrued in respect of the Company's and its Restricted Subsidiaries' preferred stock to Persons other than the Company or a Wholly Owned Restricted Subsidiary of the Company other than preferred stock dividends paid by the Company in shares of preferred stock that is not Disqualified Stock, plus

     (3) depreciation, amortization (including amortization of goodwill and other intangibles and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period)) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus

     (4) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business), in each case on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

     (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus

     (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

     (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person (other than Permitted Subsidiary Equity Interests), in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" has the meaning given to such term in the definition of Consolidated Cash Flow.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person (other than the Company) that is not a Restricted Subsidiary of the Company or that is accounted for by the equity method of accounting shall be excluded, except that for purposes of determining compliance with the covenant described under "Certain Covenants--Restricted Payments" above, such Net Income shall be included but only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof,

     (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

     (3) the cumulative effect of a change in accounting principles shall be excluded,

     (4) the Net Income (and net loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to the Company or one of its Restricted Subsidiaries or whether or not otherwise included pursuant to clause (1) and

     (5) any deferred financing costs written off in connection with the early extinguishment of any Indebtedness shall be added back to Consolidated Net Income to the extent otherwise deducted therefrom.

   "Consolidated Net Worth" of any Person as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less any amount attributable to Unrestricted Subsidiaries.

   "Consolidated Tangible Assets" means, with respect to the Company, the total consolidated assets of the Company and its Restricted Subsidiaries, less the total intangible assets of the Company and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of the Company and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

     (1) was a member of such Board of Directors on the date of the Indenture,

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or,

     (3) is a designee of a Principal or was nominated by a Principal.

   "Credit Facility" means one or more senior debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including subsequent refinancings).

   "Debt to Adjusted Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Company as of such date to (b) the sum of:

     (1) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less the Company's Tower Cash Flow for such four-quarter period, plus

     (2) the product of four times the Company's Tower Cash Flow for the most recent quarterly period (such sum being, referred to as "Adjusted Consolidated Cash Flow"), in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above:

     (A) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income, and

     (B) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the Holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, (1) that any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "Certain Covenants--Restricted Payments" and (2) that any preferred stock that would constitute Disqualified Stock shall not constitute Disqualified Stock if issued as a dividend on then outstanding shares of preferred stock of the same class or series.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) (it being understood that Permitted Subsidiary Equity Interests shall not be deemed Equity Interests of the Company until they have been converted into Equity Interests of the Company in accordance with the terms thereof).

   "Exchange Offer" means exchange and issuance by the Company of a principal amount of New Notes (which shall be registered pursuant to the Exchange Offer Registration Statement) equal to the outstanding principal amount of Notes that are tendered by such Holders in connection with such exchange and issuance.

   "Exchange Offer Registration Statement" means the Registration Statement relating to the Exchange Offer, including the related Prospectus.

   "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of original issuance of the Notes, until such amounts are repaid.

   "fair market value" means the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing and able seller and a willing and able buyer, neither of whom is under undue pressure, or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith, evidenced by a resolution of the Company's Board of Directors delivered to the Trustee; provided, however, that fair market value shall be determined by a nationally recognized independent investment banking, accounting or appraisal firm for any transaction which is reasonably likely to exceed $10 million in value.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

   "Guarantee" means a guarantee (other than by, endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements relating to or based upon fluctuations in interest rates or currency exchange rates.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. In calculating the amount of Indebtedness outstanding, letters of credit supporting obligations otherwise included as Indebtedness (and reimbursement obligations with respect to such letters of credit to the extent supporting obligations otherwise included in Indebtedness) shall not be included.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of all Equity Interests of any direct or indirect Subsidiary of the Company or a Restricted Subsidiary of the Company issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants--Restricted Payments."

   "Issue Date" means February 2, 2001, the date of original issuance of the Notes.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

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

   "March 1998 Senior Discount Note Indenture" means that certain Indenture between the Company and State Street Bank and Trust Company, as Trustee, dated as of March 2, 1998, as amended by the First Supplemental Indenture between the Company and the Trustee, dated as of March 5, 1999 and as amended by the Second Supplemental Indenture between the Company and the Trustee, dated as of October 28, 1999.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any asset sale outside the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

     (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof,

     (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements),

     (3) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale,

     (4) all distributions and other payments required to be made to minority interest Holders in Restricted Subsidiaries as a result of such Asset Sale,

     (5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale, and

     (6) without duplication, any reserves that the Company's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause
(5) or (6) above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

   "New Notes" means the Company's 10 1/4% senior notes due 2009 to be issued pursuant to the Indenture (1) in the Exchange Offer or (2) as contemplated by the registration rights agreement.

   "Non-Recourse Debt" means Indebtedness (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (2) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any Holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

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

   "Payment Restriction" means, with respect to a subsidiary of any Person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (1) such subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other subsidiary of such Person, (b) make loans or advances to such Person or any other subsidiary of such Person, or (2) such Person or any other subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances or (c) transfer of properties or assets.

   "Permitted Business" means any business conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and any other business related, ancillary or complementary to any such business.

   "Permitted Investments" means:

     (a) any Investment in the Company or in a Restricted Subsidiary of the Company;

     (b) any Investment in Cash Equivalents;

     (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (1) such Person becomes a Restricted Subsidiary of the Company or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

     (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Purchase at the Option of Holders--Asset Sales,"

     (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (f) receivables created in the ordinary course of business;

     (g) loans or advances to employees made in the ordinary course of business not to exceed $5.0 million at any one time outstanding;

     (h) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business; and

     (i) other Investments in Permitted Businesses not to exceed 10% of the Company's Consolidated Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

   "Permitted Liens" means:

     (1) Liens securing Indebtedness of the Company under one or more Credit Facilities that was permitted by the terms of the Indenture to be incurred;

     (2) Liens securing any Indebtedness of any of the Company's Restricted Subsidiaries that was permitted by the terms of the Indenture to be incurred;

     (3) Liens in favor of the Company;

     (4) Liens existing on the Issue Date;

     (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

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

     (6) Liens securing Indebtedness permitted to be incurred under clause
  (4) of the second paragraph of the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (7) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

   "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith),

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and

     (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Permitted Subsidiary Equity Interests" means Equity Interests of Restricted Subsidiaries of the Company that

     (1) will automatically convert into common stock of the Company upon the occurrence of an Event of Default under the Indenture,

     (2) does not entitle the Holder to any registration rights,

     (3) is issued as consideration in a Tower Asset Acquisition and

     (4) does not provide for any dividends other than in additional shares of such Equity Interests.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

   "Principal" means Steven E. Bernstein, his spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and brothers and sisters-in-law, or any other person who is supported, directly or indirectly, to a material extent by Mr. Bernstein or their lineal descendants, spouses of lineal descendants or lineal descendants of spouses, whether alive as of the date hereof or born subsequently, any trusts or other estate planning vehicles for the benefit of any of the foregoing, whether existing as of the date hereof or created subsequently, or any estate or tax planning vehicles on the part of Mr. Bernstein.

   "Prospectus" means the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

   "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

   "Qualified Equity Interests" means Equity Interests of the Company other than Disqualified Stock.

   "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

   "Registration Statement" means any registration statement of the Company relating to (a) an offering of New Notes pursuant to an Exchange Offer or (b) the registration for resale of Transfer Restricted Securities pursuant to the Shelf Registration Statement, in each case, (i) that is filed pursuant to the provisions of the registration rights agreement and (ii) including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

   "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the relevant Person that is not an Unrestricted Subsidiary.

   "Seller Paper" means Indebtedness incurred by the Company or any of its Restricted Subsidiaries as consideration in a Tower Asset Acquisition.

   "Senior Credit Facility" means the Second Amended and Restated Credit Agreement, dated as of December 16, 1999 by and among the Company, SBA Telecommunications, Inc., the several lenders from time to parties thereto, and Lehman Commercial Paper Inc., as administrative agent, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including subsequent refinancings).

   "Shelf Registration Statement" means the Shelf Registration Statement as defined in the registration rights agreement.

   "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, except that all references to "10 percent" in Rule 1-02(w)(1), (2) and (3) shall mean "5 percent."

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Strategic Equity Investment" means a cash contribution to the common equity capital of the Company or a purchase from the Company of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $10.0 million.

   "Strategic Equity Investor" means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1 billion.

   "Subsidiary" means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (1) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such person) multiplied by (B) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day, plus (2) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

   "Tower Asset Acquisition" means an acquisition of Tower Assets or a business substantially all of the assets of which are Tower Assets.

   "Tower Assets" means wireless transmission towers and related assets that are located on the site of a transmission tower.

   "Tower Cash Flow" means, for any period, the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue, license or management fees paid to manage, lease or sublease space on communication sites owned, leased or managed by the Company (collectively, "site leasing revenues"), all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue derived from the sale of assets. In allocating, corporate, general, administrative and other operating expenses that are not, in the financial statements of the Company allocated to any particular line of business, such expenses shall be allocated to the Company's site leasing business in proportion to the percentage of the Company's total revenues for the applicable period that were site leasing revenues.

   "Transfer Restricted Securities" means each Note, until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (d) the date on which such Note is distributable to the public pursuant to Rule 144 under the Act.

   "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

     (a) has no Indebtedness other than Non-Recourse Debt;

     (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

     (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

     (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments."

   If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption "Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default would occur or be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Book-Entry, Delivery and Form

   The Old Notes were offered and sold to qualified institutional buyers ("Qualified Institutional Buyers") in reliance on Rule 144A and, to certain non-U.S. holders, in reliance on Regulation S under the Securities Act.

The Notes are represented by one or more permanent global notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Note"). The Rule 144A Global Note was initially deposited upon issuance with the trustee as custodian for the Depository Trust Company (the "DTC") in New York, New York, and registered in the name of the DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

   The Notes sold in offshore transactions in reliance on Regulation S under the Securities Act are represented by one or more permanent global notes in registered, global form without interest coupons (collectively, the "Regulation S Global Note", the Regulation S Global Note and the Rule 144A Global Note, collectively being called the "Global Notes"). The Regulation S Global Note is registered in the name of the DTC or its nominee for credit to the subscribers' respective accounts at the Euroclear System and Cedel Bank. Prior to the 40th day after the closing date of the offering of the Old Notes (such period through and including such 40th day being the "Distribution Compliance Period"), beneficial interest in the Regulation S Global Note could be held only through Euroclear or CEDEL. Beneficial interests in the Rule 144A Global Note may not be exchanged for beneficial interests in the Regulation S Global Note at any time except in the limited circumstances described below.

   Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes."

   The Global Notes (including beneficial interests therein) are subject to certain restrictions on transfer and bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in the Global Notes are subject to the applicable rules and procedures of the Depository and its direct or indirect participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

   Upon the transfer of certificated notes in physical form, if any, to a Qualified Institutional Buyer or in accordance with Regulation S, such certificated notes will, unless the relevant Global Note has previously been exchanged in whole for certificated notes, be exchanged for an interest in a Global Note. See "Notice to Investors."

 Depository Procedures

   The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of those respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

   DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised us that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

   Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests in the Rule 144A Global Notes indirectly through organizations (including Euroclear and Clearstream) which are Participants in that system. Investors in the Regulation S Global Notes must initially hold their interests in the Regulation S Global Notes through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. After the expiration of the Distribution Compliance Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in DTC's system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as, operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons that do not participate in DTC's system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

   Except as described below under the caption "--Exchange of Global Notes for Certificated Notes," owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture of any purpose.

   Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, DTC, the trustee and us will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect
  Participant's records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

   DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the

Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. These cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interest in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the notes as to which the Participant or Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures, and may discontinue these procedures at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 Exchange of Global Notes for Certificated Notes

   A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

     (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

     (3) there shall have occurred and be continuing a Default or Event of Default with respect to, the notes.

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

   In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

 Exchange of Certificated Notes for Global Notes

   Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to those notes. See "Notice to Investors."

 Exchanges Between Regulation S Notes and Rule 144A Notes

   Prior to the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

     (1) the exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

     (2) the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that the notes are transferred to a person:

       (a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

       (b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

       (c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

   Beneficial Interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if the transfer occurs prior to the expiration of the Distribution Compliance Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

   Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by an instruction originated by the trustee through DTC's Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in the first Global Note and will become an interest in the other Global Note. Accordingly, that transferred interest will thereafter be subject to all transfer restrictions and other procedures applicable to a beneficial interest in the other Global Note for so long as it remains an interest in the other Global Note. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Distribution Compliance Period.

 Same Day Settlement and Payment

   We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of those notes. If no account is specified by a holder, we will mail a check to that holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and that crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following summary describes the material U.S. federal income tax consequences and, in the case of non-U.S. holders, U.S. federal estate tax consequences, of the acquisition, ownership and disposition of the notes by investors that acquire the notes from the initial purchasers in this offering at a cash purchase price equal to the "issue price" of the notes. The issue price is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

   This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, Treasury regulations, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with the notes held as capital assets within the meaning of the Internal Revenue Code of 1986, and does not address purchasers of the notes that may be subject to special rules. Purchasers that may be subject to special rules include:

  .  some U.S. expatriates;

  .  financial institutions;

  .  corporations that accumulate earnings to avoid U.S. federal income tax;

  .  persons liable for alternative minimum tax;

  . controlled foreign corporations, passive foreign investment companies or foreign personal holding companies;

  .  insurance companies;

  .  tax-exempt entities;

  .  dealers in securities or currencies;

  .  certain traders in securities;

  .  holders whose functional currency is not the U.S. dollar;

  .  persons that acquire the notes for a price other than their issue price;
     and

  . persons that hold the notes as part of a straddle, hedge, constructive sale, conversion or other integrated transaction.

   If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

   You should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

U.S. Federal Income Tax Consequences to U.S. Holders

   For purposes of the following discussion, a "U.S. holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes:

  .  an individual citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or any of its political subdivisions;

  . an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  . a trust (i) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701 (a) (30) of the Internal Revenue Code of 1986; or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

 Interest

   It is expected that the notes will not be issued with original issue discount. In such case, in general, interest on a note will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

 Dispositions

   Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and the U.S. holder's tax basis in the note. The amount realized on the disposition of the note will not include any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under "Interest" if not previously included in income. A U.S. holder's tax basis in a note generally will equal the U.S. holder's cost of the note. Gain or loss recognized by a U.S. holder on the taxable disposition of a note generally will be capital gain or loss. The capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 20%. The deduction of capital losses is subject to limitations.

 Information Reporting and Backup Withholding

   In general, information reporting requirements will apply:

  .  to payments of principal and interest made on a note; and

  . to payment of the proceeds of a sale or exchange of a note before maturity,

that are made to a non-corporate U.S. holder. A "backup withholding" tax of 31% will apply to such payments if the holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle such holder to a refund of such withheld amounts, provided the required information is furnished to the Internal Revenue Service.

U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders

   For the purposes of the following discussion, a "non-U.S. holder" is a beneficial owner of a note that is not a U.S. holder.

   Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

     (a) payments of principal and interest on a note by us or any of our paying agents to a non-U.S. holder will not be subject to withholding of U.S. federal income tax, provided that:

    . the non-U.S. holder does not actually or constructively own ten percent or more of the total combined voting power of all classes of our voting stock within the meaning of section 871(h)(3) of the Internal Revenue Code of 1986 and the Treasury regulations thereunder;

    . the non-U.S. holder is not (1) a controlled foreign corporation that is related, directly or indirectly, to us through sufficient stock ownership, or (2) a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986; and

    . either (1) the beneficial owner of the note provides its name and address and certifies to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Internal Revenue Code of 1986 (which certification may be made on an Internal Revenue Service ("IRS") Form W-8 (or successor form)) or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received such statement and provides the payor with a copy of this statement.

     The certification requirement referred to above may also be satisfied with other documentary evidence for interest paid with respect to an offshore account or through certain foreign intermediaries;

     (b) a non-U.S. holder will not be subject to U.S. federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note (provided that, in the case of proceeds representing accrued but unpaid interest not previously included in income, the conditions described in paragraph (a) above are met) unless:

    . in the case of gain, the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange, redemption, retirement at maturity or other disposition and specific other conditions are met; or

    . such gain or income is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, or, if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder; or

    . the non-U.S. holder is subject to provisions of U.S. tax law applicable to certain U.S. expatriates; and

     (c) a note held by an individual who at the time of death is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax as a result of death if, at the time of death:

    . the individual did not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code of 1986 and the Treasury regulations thereunder; and

    . the interest payments with respect to such note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by the individual in the United States.

   As more fully described under "Description of the notes--Registration Rights; Liquidated Damages," upon the occurrence of certain enumerated events we may be required to pay liquidated damages to you. It is possible that such payments might be subject to U.S. federal withholding tax.

   If a non-U.S. holder cannot satisfy the conditions described in (a) above, payments of interest made to such non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

   If a non-U.S. holder is engaged in a trade or business in the United States and interest on, or gain with respect to, the note is effectively connected with the conduct of this trade or business or, if an income tax treaty applies, and the non-U.S. holder maintains a U.S. "permanent establishment" to which the interest or such gain is generally attributable, the non-U.S. holder, although exempt from the withholding tax on interest discussed in the preceding paragraph, will be subject to U.S. federal income tax on the interest and the gain on a net income basis in the same manner as if it were a U.S. holder. If said non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or lesser rate under an applicable tax treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

   In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder of a note if the holder has provided the required certification that it is not a United States person as set forth in paragraph (a) above, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person. Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker is:

  .  a United States person;

  .  a controlled foreign corporation for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income from all sources is effectively connected with a U.S. trade or business for a specified three-year period; or

  . a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business, unless (1) such broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

   Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the statement described in (a) above has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder or beneficial owner otherwise establishes an exemption from information reporting and backup withholding.

   You should consult your own tax advisor regarding application of backup withholding and information reporting in your particular circumstance and the availability of and procedure for obtaining an exemption therefrom. The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle such holder to a refund of such withheld amounts, provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

   We will receive no proceeds in connection with the exchange offer.

   Each broker-dealer that receives New Notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending upon the earlier of (1) 180 days after the exchange offer has been completed or (2) the date on which broker-dealers no longer own any Transfer Restricted Securities, we will make available and provide promptly upon reasonable request this prospectus as amended or supplemented, in a form meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale.

   New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any New Notes.

                                 LEGAL MATTERS

   Certain legal matters relating to the issuance of the New Notes will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                    EXPERTS

   The audited consolidated financial statements and schedule of SBA Communications Corporation incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports and other information with the Commission. You may read our Commission filings over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

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                        [LOGO OF SBA COMMUNICATIONS]

                         SBA Communications Corporation

                        Exchange Offer for $500,000,000
                         10 1/4% Senior Notes due 2009

                               ----------------

                                   PROSPECTUS

                                 April 16, 2001

                               ----------------

                                Exchange Agent:

                      State Street Bank and Trust Company
                             2 Avenue de Lafayette
                                Boston, MA 02111

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